UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Steelcase Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

NOTICE OF ANNUAL MEETING

The Board of Directors of Steelcase Inc. cordially invites all shareholders to attend the Company’s 2010 Annual Meeting of Shareholders as follows:

Date:	June 24, 2010
Time:	11:00 a.m. Eastern Daylight Time
Location:	Steelcase Global Headquarters 901 44th Street SE Grand Rapids, Michigan 49508

The Annual Meeting is being held to allow you to vote on the following proposals and any other matter properly brought before the shareholders:

Proposal 1:
Election of four directors nominated to a three-year term on the Board of Directors:

Connie K. Duckworth
James P. Hackett
David W. Joos
P. Craig Welch, Jr.

Proposal 2:
Approval of the Steelcase Inc. Incentive Compensation Plan

If you were a shareholder of record as of the close of business on April 26, 2010, you are eligible to vote. You may either vote at the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to attend. If you choose to vote by proxy:

•	Please carefully review the enclosed proxy statement and proxy card.
•	Select your preferred method of voting, including by telephone, Internet or signing and mailing the proxy card.
•	You can withdraw your proxy and vote your shares at the meeting if you decide to do so.

Every vote is important, and you are urged to vote your shares as soon as possible.

We look forward to seeing you at the meeting.

By Order of the Board of Directors,

Lizbeth S. O’Shaughnessy
Vice President, Chief Legal Officer and Secretary

Grand Rapids, Michigan
May 12, 2010

 W steelcase.com  P 616.247.2710  HQ 901 44th Street S.E. Grand Rapids, MI 49508

PROXY STATEMENT

QUESTIONS AND ANSWERS

What am I voting on?

You are being asked to vote on the following matters and any other business properly coming before the 2010 Annual Meeting of Shareholders, which we refer to in this proxy statement as the “Meeting”:

Proposal 1:  Election of four directors nominated to a three-year term on the Board of Directors

Proposal 2:  Approval of the Steelcase Inc. Incentive Compensation Plan

How does the Board of Directors recommend I vote?

The Board of Directors recommends that you vote FOR each of the nominees for director listed in Proposal 1 and FOR Proposal 2.

Why am I being asked to approve the Steelcase Inc. Incentive Compensation Plan?

You are being asked to approve the Steelcase Inc. Incentive Compensation Plan, as amended and restated, because we are seeking to increase the maximum size of several types of individual awards that can be granted under the plan. We have recently made a shift in our compensation strategy to increase the percentage of compensation awarded to our executive officers in the form of long-term equity incentive awards and reduce the percentage of their compensation awarded in the form of cash-based incentive awards, in order to better align with the interests of our shareholders. In connection with this change in strategy, we are seeking approval to increase the maximum size of individual awards under the Incentive Compensation Plan.

Who is entitled to vote?

Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on April 26, 2010 (the “Record Date”) may vote at the Meeting.

How many shares were outstanding on the Record Date?

At the close of business on April 26, 2010, there were 83,899,442 shares of Class A Common Stock and 49,075,054 shares of Class B Common Stock outstanding.

How many votes do I have?

Each shareholder has one vote per share of Class A Common Stock and ten votes per share of Class B Common Stock owned of record at the close of business on April 26, 2010.

How do I vote?

If you are a registered shareholder (that is, you hold your Steelcase stock directly in your name), you may vote by telephone, Internet or mail or by attending the Meeting and voting in person.

To vote by telephone or Internet:  Please follow the instructions on the proxy card. The deadline for voting by telephone or Internet is 11:59 p.m. Eastern Daylight Time on June 23, 2010.

To vote by mail:  Please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. Only cards received and processed before 11:00 a.m. Eastern Daylight Time on June 24, 2010 will be voted.

If you hold your stock in “street name” (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your “broker”), you must vote your shares in the manner required by your broker.

Whether you vote by telephone, Internet or mail, you may specify whether your shares should be voted for all, some or none of the nominees for director.

If you do not specify a choice and you use the enclosed proxy card, your shares will be voted FOR the election of each of the nominees for director listed under Proposal 1—Election of Directors and FOR Proposal 2.

If you do not specify a choice and you use a ballot card supplied by your broker, the rules of the New York Stock Exchange, or NYSE, provide that your broker may not vote your shares on either proposal. For more information on the NYSE rules about broker voting, please see “Voting” under Supplemental Information.

What should I do if I received more than one proxy card?

If you received more than one proxy card, it is likely that your shares are registered differently or are in more than one account. You should sign and return all proxy cards to ensure all of your shares are voted.

How will voting on any other business be conducted?

For any other matter that properly comes before the Meeting, your shares will be voted in the discretion of the proxy holders. As of April 26, 2010, we do not know of any other matter to be considered at the Meeting.

Can I revoke my proxy?

If you appoint a proxy, you may revoke it at any time before it is exercised by notifying our corporate secretary in writing, by delivering a later-dated proxy to our corporate secretary or by attending the Meeting and voting in person.

Who can attend the Meeting?

Shareholders of record of Class A Common Stock or Class B Common Stock can attend the Meeting.

May I listen to the Meeting if I cannot attend?

You may listen to a live webcast of the Meeting on the Internet. Instructions for listening to the webcast will be available on the “Events & Presentations” page of the Investor Relations section of our website, located under “Company” at www.steelcase.com, approximately one week before the Meeting. An audio replay of the Meeting will be available on our website shortly after the conclusion of the Meeting and for 90 days thereafter.

Why didn’t I receive printed copies of this proxy statement and the annual report?

To demonstrate our commitment to sustainability by reducing the amount of paper, ink and other resources consumed in printing and mailing our annual report and proxy statement, and to reduce the costs to our company, we follow a process for the distribution of our proxy materials called “notice and access.” Notice and access allows us to send you a brief written notice, called a “Notice of Internet Availability of Proxy Materials” which lists the address of a website where you can view, print or request printed copies of our proxy materials and an email address and toll-free telephone number that you can use to request printed copies of our proxy materials. If you wish to elect to receive printed copies of our proxy materials each year, you can make a permanent request.

What if I have the same address as another shareholder?

We send a single copy of our Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if they appear to be members of the same family. This practice is known as “householding” and helps reduce our printing and postage costs. Any shareholder residing at the same address as another shareholder who wishes to receive a single document or separate documents should call 1-800-542-1061 or write to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and we will deliver the requested documents promptly.

When and how are shareholder proposals for next year’s Annual Meeting to be submitted?

We must receive any shareholder proposals to be included in our proxy statement for the 2011 Annual Meeting of Shareholders by January 12, 2011. Shareholder proposals to be presented from the floor of the 2011 Annual Meeting must be received no earlier than March 26, 2011 and no later than April 15, 2011. All shareholder proposals must be sent in the manner and meet the requirements specified in our by-laws.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently has eleven members and is divided into three classes serving staggered three-year terms. There are four nominees for election this year. Each is currently a member of our Board and is nominated to serve as a Class III director for a term that will expire at the 2013 Annual Meeting. The Board of Directors recommends that you vote FOR each of the nominees.

Nominees for Election as Class III Directors for the Term Expiring in 2013:

Connie K. Duckworth	Director since 2010

Ms. Duckworth has been President and Chief Executive Officer of ARZU, Inc., since 2003. Ms. Duckworth also serves as a member of the Board of Trustees of The Northwestern Mutual Life Insurance Company and the Board of Directors of Russell Investment Group and Smurfit-Stone Container Corporation. Age 55.

Ms. Duckworth’s experience as a former managing director of Goldman Sachs, serving on other public company boards of directors and as a non-profit entrepreneur led the Board of Directors to recommend that she should serve as a director.

James P. Hackett	Director since 1994

Mr. Hackett has been President and Chief Executive Officer of Steelcase since 1994. Mr. Hackett also serves as a member of the Board of Trustees of The Northwestern Mutual Life Insurance Company and the Board of Directors of Fifth Third Bancorp. Age 55.

Mr. Hackett’s role as our CEO and his experience as an employee of our company for 29 years led the Board of Directors to recommend that he should serve as a director.

David W. Joos	Director since 2001

Mr. Joos has been President and Chief Executive Officer of CMS Energy Corporation, an energy company, and Chief Executive Officer of its primary electric utility, Consumers Energy Company, since 2004. Mr. Joos serves on the Board of Directors of CMS Energy Corporation and Consumers Energy Company. Age 57.

Mr. Joos’ experience as CEO of a public company and his leadership and analytical skills led the Board of Directors to recommend that he should serve as a director.

P. Craig Welch, Jr.	Director since 1979

Mr. Welch, Jr. has been Manager and a member of Honzo Fund LLC, an investment/venture capital firm, since 1999. From 1967 to 1987, Mr. Welch, Jr. held various positions at Steelcase, including Director of Information Services and Director of Production Inventory Control. Age 65.

Mr. Welch’s experience with our company, having served as a director for more than 30 years and as an employee for 20 years, and his understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that he should serve as a director.

Class I Directors Continuing in Office for the Term Expiring in 2011:

Earl D. Holton	Director since 1998

Mr. Holton held various management positions at Meijer, Inc., a Grand Rapids, Michigan-based operator of retail food and general merchandise stores, including Vice Chairman from 1999, until his retirement in 2004. Age 76.

Mr. Holton’s experience in senior management of a large privately-held company and his leadership skills led the Board of Directors to recommend that he should serve as a director.

Peter M. Wege II	Director since 1979

Mr. Wege II has been Chairman of the Board of Directors of Contract Pharmaceuticals Ltd., a manufacturer and distributor of prescription and over-the-counter pharmaceuticals, since 2000. From 1981 to 1989, he held various positions at Steelcase, including President of Steelcase Canada Ltd. Age 61.

Mr. Wege’s experience with our company, having served as a director for more than 30 years and as an employee, and his understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that he should serve as a director.

Kate Pew Wolters	Director since 2001

Ms. Wolters has been engaged in philanthropic activities since 1996. She is currently President of the Kate and Richard Wolters Foundation and is a community volunteer and advisor. She also serves as Chair of the Board of Trustees of the Steelcase Foundation. Age 52.

Ms. Wolters’ experience in philanthropic activities and community involvement, and her understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that she should serve as a director.

Class II Directors Continuing in office for the Term Expiring in 2012:

William P. Crawford	Director since 1979

Mr. Crawford held various positions at Steelcase from 1965 until his retirement in 2000, including President and Chief Executive Officer of the Steelcase Design Partnership. Mr. Crawford is also a director of Fifth Third Bank—a Michigan banking corporation. Age 67.

Mr. Crawford’s experience with our company, having served as a director for more than 30 years and as an employee for 35 years, and his understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that he should serve as a director.

Elizabeth Valk Long	Director since 2001

Ms. Long held various management positions, including Executive Vice President, at Time Inc., a magazine publisher, until her retirement in 2001. Ms. Long also serves on the Board of Directors of Belk, Inc. and The J.M. Smucker Company. Age 60.

Ms. Long’s marketing expertise and her experience in senior management of a global public company led the Board of Directors to recommend that she should serve as a director.

Robert C. Pew III	Director since 1987

Mr. Pew III has been a private investor since 2004. From 1974 to 1984 and from 1988 to 1994, Mr. Pew III held various positions at Steelcase, including President, Steelcase North America and Executive Vice President, Operations. Mr. Pew III has served as Chair of our Board of Directors since June 2003. Age 59.

Mr. Pew’s experience with our company, having served as a director for more than 20 years and as an employee for more than 15 years, and his understanding of the long-term interests of our company and its shareholders, led the Board of Directors to recommend that he should serve as a director.

Cathy D. Ross	Director since 2006

Ms. Ross has been Senior Vice President and Chief Financial Officer of Federal Express Corporation, an express transportation company and subsidiary of FedEx Corporation, since 2004. Age 52.

Ms. Ross’ financial expertise and her experience in senior management of a global public company led the Board of Directors to recommend that she should serve as a director.

Related Directors

Robert C. Pew III and Kate Pew Wolters are brother and sister and are first cousins to William P. Crawford and P. Craig Welch, Jr., and Mr. Crawford and Mr. Welch, Jr. are first cousins to each other.

Chairman Emeritus

Our Board has designated our former director Robert C. Pew II as Chairman Emeritus. As Chairman Emeritus, Mr. Pew II receives Board meeting materials and is invited to attend Board and committee meetings, but he does not have any right to vote as a director and does not receive any retainer or other meeting fees.

RELATED PERSON TRANSACTIONS

Fiscal Year 2010 Transactions

The following transactions occurred during fiscal year 2010 between our company and our directors, executive officers or owners of more than 5% of our voting securities:

•	We purchased approximately $655,000 in products and/or services from A&K Finishing, Inc. during fiscal year 2010. Robert W. Corl is a greater than 10% owner of A&K Finishing, Inc. and is a brother-in-law of P. Craig Welch, Jr., one of our directors and a beneficial owner of more than 5% of our Class A Common Stock and Class B Common Stock.

•	We paid approximately $411,000 in fees to Fifth Third Bancorp and its subsidiaries (“Fifth Third”) for cash management services, letters of credit, loan commitments under our global bank facility and investment management services related to corporate and retirement plan investments. Fifth Third is a record holder of more than 5% of our Class A Common Stock and Class B Common Stock. In addition, our President and Chief Executive Officer, James P. Hackett, is a director of Fifth Third Bancorp, and director William P. Crawford is a director of Fifth Third Bank—a Michigan banking corporation, but neither Mr. Hackett nor Mr. Crawford is considered to have a direct or indirect material interest in our transactions with Fifth Third.

•	We sold products and related services for approximately $1.1 million to Fifth Third. The sales were made in the ordinary course of business at prevailing prices not more favorable to Fifth Third than those available to other customers for similar purchases.

•	We advanced $313,000 to Workstage LLC, a joint venture in which we had a minority ownership interest, during fiscal year 2010 which was used by Workstage LLC to repay indebtedness owed to Fifth Third. We also provided a $270,000 guaranty to Fifth Third during fiscal year 2010 with regard to a letter of credit issued by Fifth Third on behalf of Workstage LLC.

•	We employed Jennifer C. Niemann as a vice president of Steelcase Inc., a non-executive officer position, and paid her related compensation. For fiscal year 2010, Ms. Niemann earned $255,941 in total compensation, which included her base salary, the grant date fair value of restricted units granted during the year, earnings on prior years’ Management Incentive Plan awards, restricted stock and restricted unit dividends and dividend equivalents, life insurance premiums paid by us and a Christmas gift. She also received benefits available to our other North American employees in comparable positions. Ms. Niemann is the daughter of William P. Crawford, one of our directors and a beneficial owner of more than 5% of our Class A Common Stock and Class B Common Stock.

Related Person Transactions Policy

We have a written Related Person Transactions Policy under which the Nominating and Corporate Governance Committee is responsible for reviewing and approving transactions with us in which certain “related persons,” as defined in the policy, have a direct or indirect material interest. Related persons include our directors and executive officers, members of their immediate family and persons who beneficially own more than 5% of our stock. A copy of our Related Person Transactions Policy is posted in the Corporate Governance section of our website, located at www.steelcase.com, and found under “Company,” “Investor Relations.”

Under the policy, our Chief Legal Officer determines whether any identified potential related person transaction requires review and approval by the Committee, in which case the transaction is referred to the Committee for approval, ratification or other action. If management becomes aware of an existing related person transaction which has not been approved by the Committee, the transaction is referred to the Committee for appropriate action. In those instances where it is not practicable or desirable to wait until the next Committee meeting to consider the transaction, the Committee has delegated authority to the Chair of the Committee to consider the transaction in accordance with the policy.

The Committee is authorized to approve those related person transactions which are in, or are not inconsistent with, the best interests of our company and our shareholders. Certain categories of transactions have been identified as permissible without approval by the Committee, as the transactions involve no meaningful potential to cause disadvantage to us or to give advantage to the related person. These categories of permissible transactions include, for example, the sale or purchase of products or services at prevailing prices in the ordinary course of business if (1) the amount involved did not exceed 5% of our gross revenues or the gross revenues of the related person, (2) our sale or purchase decision was not influenced by the related person while acting in any capacity for us and (3) the transaction did not result in a commission, enhancement or bonus or other direct benefit to an individual related person.

In considering any transaction, the Committee considers all relevant factors, including, as applicable:

•	the benefits to us,

•	the impact on a director’s independence,

•	the availability of other sources for comparable products or services,

•	the terms of the transaction and

•	the terms available to unrelated third parties, or to employees generally, for comparable transactions.

The Committee reviewed each of the transactions described above under “Fiscal Year 2010 Transactions,” and following such review, the Committee approved the purchase of products or services from A&K Finishing, Inc., the employment of Ms. Niemann and the payment of related compensation to her. Approval of the transactions with Fifth Third was not required pursuant to our Related Person Transactions Policy, because Fifth Third is an institutional shareholder holding Steelcase stock with no apparent purpose or effect of changing or influencing control of our company. In each case, the director related to the person or entity involved in the transaction did not participate in the review and approval of the transaction by the Committee or the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and those who beneficially own more than 10% of our Class A Common Stock to file reports of initial ownership and changes in their beneficial ownership of shares of Class A Common Stock with the Securities and Exchange Commission, or SEC. Based on our review of the reports filed with the SEC, and written representations that no reports were required, we believe that during fiscal year 2010, all Section 16(a) reports were filed on a timely basis, except that one Form 4 for David C. Sylvester was filed late, reporting one transaction which was completed without Mr. Sylvester’s awareness.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that William P. Crawford, Connie K. Duckworth, Earl D. Holton, David W. Joos, Elizabeth Valk Long, Robert C. Pew III, Cathy D. Ross, Peter M. Wege II, P. Craig Welch, Jr. and Kate Pew Wolters are independent. James P. Hackett is not considered independent because of his executive management position. All of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent.

The independence of our directors is assessed using the listing standards of the NYSE, and our Board adopted categorical standards to guide the determination of each director’s independence. Under these standards, none of the following is considered a material relationship impairing a director’s independence:

•	the director is currently employed in any capacity by, or is an equity owner in, another company that has done or does business with us, provided that:

—	the amount of business with us is less than the greater of $1 million or 1% of the other company’s annual gross revenue, or

—	the director’s ownership interest does not exceed 5% of the total equity interests in the other company;

•	the director is currently serving solely as a director, advisory director, consultant or in a similar non-employee position with another company that has done or does business with us, regardless of the amount;

•	the director is currently employed as an executive officer of a charitable institution that has received contributions from us or the Steelcase Foundation, provided that the amount of the contributions in any of the last three years is less than the greater of $1 million or 2% of the charitable institution’s annual gross revenue;

•	the director is currently serving solely as a director, trustee, volunteer, committee member or in a similar position (and not as an executive officer) of a charitable institution that has received contributions in any amount from us or the Steelcase Foundation during any of the past three years;

•	we have employed a member of the director’s immediate family within the last three years, provided that such employment was not as a board-elected officer;

•	the director, as part of his or her service on our Board of Directors also serves as a trustee of the Steelcase Foundation and/or a director of a subsidiary or affiliate; or

•	we previously employed the director in any capacity, provided that the director’s employment ceased more than five years ago.

As used in the above categorical standards, “business with us” includes us selling products or services to the other company, either directly or through our dealers, and us buying products or services from the other company during the last three years. Unless the context otherwise requires, “director” includes the director and his or her immediate family members as defined in the NYSE listing standards. A copy of these categorical standards for director independence is also available in the Corporate Governance section of our website, located at www.steelcase.com, and found under “Company,” “Investor Relations.”

On an annual basis, the Nominating and Corporate Governance Committee assesses the independence of our directors by reviewing and considering all relevant facts and circumstances and presents its findings and recommendations to our Board of Directors. For fiscal year 2010, the following relationships were considered by the Committee in assessing the independence of our directors:

Director	Relationships Considered
William P. Crawford	Mr. Crawford’s daughter is employed by Steelcase. She is not a board-elected officer.
Connie K. Duckworth	Ms. Duckworth is the President and Chief Executive Officer of a non-profit company from which we purchased products. The purchases were made in the ordinary course of business, and the amount involved was less than $1 million.
Earl D. Holton	Mr. Holton is a part owner of a company from which we purchased services. The purchases were made in the ordinary course of business, and the amount of business involved was less than $1 million.
David W. Joos	Mr. Joos is the President and Chief Executive Officer and Director of two companies which purchased products and/or services from us or our dealers or from which we purchased services. In each case, the amount involved was less than 1% of the other company’s annual gross revenues, and the transactions were made in the ordinary course of business. We do not believe Mr. Joos has a material interest in the products or services purchased from us or our dealers, and the services we purchased involved the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority.
Cathy D. Ross	Ms. Ross is the Chief Financial Officer of a company which purchased products and/or services from us or our dealers and from which we purchased services. In each case, the amount involved was less than 1% of the other company’s annual gross revenues, and the transactions were made in the ordinary course of business. We do not believe Ms. Ross has a material interest in these transactions.
Peter M. Wege II	Mr. Wege’s daughter is an employee of a company which purchased products and/or services from us. The amount involved was more than $1 million, and the transactions were made in the ordinary course of business.
P. Craig Welch, Jr.	Mr. Welch, Jr.’s son is an executive officer and equity owner of a company from which we purchased products and/or services. The amount involved was less than $1 million, and the transactions were made in the ordinary course of business.
Mr. Welch, Jr.’s brother-in-law is an equity owner of a company from which we purchased products and/or services. The amount involved was less than $1 million, and the transactions were made in the ordinary course of business.

In addition, the Committee considered that:

•	directors Joos, Long and Wolters serve on the boards of charitable organizations which received contributions from us or the Steelcase Foundation;

•	directors Crawford and Wege II serve on the boards of directors of companies which purchased products and/or services from us or our dealers and/or from which we purchased products and/or services in the ordinary course of business; and

•	members of the immediate family of directors Holton, Joos, Long and Pew III are employees of companies which purchased products and/or services from us or our dealers and/or from which we purchased services in the ordinary course of business, in each case involving less than the greater of $1 million or 1% of the other company’s annual gross revenues.

The Committee determined that, with the exception of the relationship between us and Mr. Wege II’s daughter, each of the relationships it considered fell within the categorical standards adopted by the Board and, as a result, the relationships were not material. Following a review of the relevant facts and circumstances relating to the transaction involving Mr. Wege II’s daughter and assessing the materiality of the relationship from the standpoint of Mr. Wege II and Mr. Wege II’s daughter, the Committee determined that the relationship was not material.

The Steelcase Foundation

The Steelcase Foundation is included in the categorical standards for director independence described above. The Foundation was established in 1951 by our founders to give back to the communities that have been instrumental to our operations and growth by making grants to non-profit organizations, projects and programs in those communities. From time to time, we donate a portion of our earnings to the Foundation, as determined by our Board of Directors. The following of our directors also serve as Foundation trustees: James P. Hackett, Earl D. Holton, Robert C. Pew III and Kate Pew Wolters, who serves as Chair of the Board of Trustees of the Foundation. The other trustees of the Foundation are Mary Anne Hunting and Mary Goodwillie Nelson (sister of director Peter M. Wege II).

BOARD MEETINGS

Our Board of Directors met four times during fiscal year 2010. Each of our directors attended at least 75% of the total number of meetings of the Board and the committees on which they served during the year. Our Board’s policy is that each director is expected to attend our annual meeting of shareholders, and each of our directors attended our 2009 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Four standing committees assist our Board of Directors in fulfilling its responsibilities: the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation Committee and the Executive Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Executive Committee, which was established to exercise the powers of the Board of Directors when necessary between regular Board meetings, did not meet during fiscal year 2010. Each committee has the power to conduct or authorize investigations or studies of matters within the scope of its responsibilities and may, at our expense, retain independent counsel or other consultants or advisors as deemed necessary. Each committee also has the sole authority to retain or terminate its consultants and approve the payment of fees.

Committee Membership and Meetings

The table below indicates the current membership of each of the Board of Directors’ committees and the number of times the committees met during fiscal year 2010. All of the members of these committees are independent.

	Meetings in
Committee	Fiscal Year 2010	Current Members
Nominating and Corporate Governance	3	Kate Pew Wolters (Chair) William P. Crawford Elizabeth Valk Long P. Craig Welch, Jr.

Audit	7	Cathy D. Ross (Chair) Robert C. Pew III Peter M. Wege II

Compensation	6	David W. Joos (Chair) Connie K. Duckworth Earl D. Holton Elizabeth Valk Long P. Craig Welch, Jr. Kate Pew Wolters

Committee Charters

Each of these committees operates under a written charter adopted by the Board of Directors that is reviewed and assessed at least annually. The current charters of our Nominating and Corporate Governance, Audit and Compensation Committees, and our Corporate Governance Principles are available in the Corporate Governance section of our website, located at www.steelcase.com, and found under “Company,” “Investor Relations.” The principal responsibilities of each committee are listed below.

Nominating and Corporate Governance Committee

Responsibilities

The principal responsibilities of the Nominating and Corporate Governance Committee are:

•	establishing procedures for identifying and evaluating potential director nominees and recommending nominees for election to our Board of Directors;

•	reviewing the suitability for continued service of directors when their terms are expiring or a significant change in responsibility occurs, including a change in employment;

•	reviewing annually the composition of our Board of Directors to ensure it reflects an appropriate balance of knowledge, experience, skills, expertise and diversity;

•	making recommendations to our Board regarding its size, the frequency and structure of its meetings and other aspects of the governance procedures of our Board of Directors;

•	making recommendations to our Board regarding the functioning and composition of Board committees;

•	reviewing our Corporate Governance Principles at least annually and recommending appropriate changes to our Board of Directors;

•	overseeing the annual self-evaluation of our Board of Directors and annual evaluation of our Chief Executive Officer, or CEO;

•	reviewing director compensation and recommending appropriate changes to our Board of Directors;

•	administering our Related Person Transactions Policy and the Board’s policy on disclosing and managing conflicts of interest;

•	reviewing and approving any related person transactions under our Related Person Transactions Policy; and

•	considering any waiver request under our Code of Ethics and Code of Business Conduct.

Qualifications for Nominees

Nominees for director are selected on the basis of several criteria, the most fundamental of which is integrity. Directors are expected to be curious and demanding independent thinkers who possess appropriate business judgment and are committed to representing the long-term interests of shareholders. Directors must possess knowledge, experience, skills or expertise that will enhance our Board’s ability to direct our business. Our Board is committed to diversity, and a candidate’s ability to add to the diversity of our Board is also considered. Directors must be willing and able to spend the time and effort necessary to effectively perform their responsibilities, and they must be prepared to resign from our Board in the event that they have a significant change in responsibilities, including a change in employment, as required by our Corporate Governance Principles.

Consideration of Candidates for Director

The Nominating and Corporate Governance Committee considers candidates suggested by its members, other directors and senior management in anticipation of potential or expected Board vacancies. After identifying a potential candidate, the Committee collects and reviews publicly-available information to assess whether they should be considered further. If the candidate warrants further consideration, the Chair or another member of the Committee will initiate a contact. Generally, if the person expresses a willingness to be considered, the Committee requests information from the candidate, reviews their qualifications and accomplishments and conducts one or more interviews with the candidate. Committee members may also contact references or others who have personal knowledge of the candidate’s accomplishments.

The Committee will also consider candidates recommended by shareholders for nomination by the Board, taking into consideration the needs of the Board and the qualifications of the candidate. Shareholders must submit recommendations to our corporate secretary in writing and include the following information:

•	the recommending shareholder’s name and evidence of ownership of our stock, including the number of shares owned and the length of time owned; and

•	the candidate’s name, resume or a listing of qualifications to be a director of our company and the person’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board.

Shareholders may also make their own nominations for director by following the process specified in our by-laws.

Audit Committee

Responsibilities

The principal responsibilities of the Audit Committee are:

•	appointing the independent auditor and reviewing and approving its services and fees in advance;

•	reviewing the performance of our independent auditor and, if circumstances warrant, making decisions regarding its replacement or termination;

•	evaluating the independence of the independent auditor;

•	reviewing and concurring with the appointment, replacement, reassignment or dismissal of the head of our internal audit group, reviewing his annual performance evaluation and reviewing the group’s budget and staffing;

•	reviewing the scope of the internal and independent annual audit plans and monitoring progress and results;

•	reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures;

•	reviewing our financial reporting, including our annual and interim financial statements, as well as the type of information included in our earnings press releases;

•	reviewing the process by which we monitor, assess and manage our exposure to risk; and

•	reviewing compliance with our Global Business Standards, as well as legal and regulatory compliance.

Audit Committee Financial Expert

The Board of Directors has designated Cathy D. Ross as an “audit committee financial expert,” as defined by the SEC’s rules and regulations, based on her financial and accounting education and experience. Ms. Ross is independent, as independence of audit committee members is defined by the listing standards of the NYSE.

Compensation Committee

Responsibilities

The principal responsibilities of the Compensation Committee are:

•	establishing our compensation philosophy;

•	reviewing and approving the compensation of our executive officers, and submitting the compensation of our CEO to the Board of Directors for ratification;

•	reviewing executive and non-executive compensation programs and benefit plans to assess their competitiveness, reasonableness and alignment with our compensation philosophy;

•	making awards, approving performance targets, certifying performance against targets and taking other actions under our incentive compensation plan; and

•	reviewing the Compensation Discussion and Analysis and other executive compensation disclosures contained in our annual proxy statements.

Authority of the Compensation Committee

Pursuant to its charter, the Compensation Committee is authorized by our Board of Directors to oversee our compensation and employee benefit practices and plans generally, including our executive compensation, incentive compensation and equity-based plans. The Committee may delegate its authority to subcommittees, provided that any such subcommittee must consist of at least two members, and the Committee may also delegate appropriate responsibilities associated with our benefit and compensation plans to members of management. The Compensation Committee must submit any changes to our CEO’s compensation to our Board of Directors for ratification.

Delegation of Authority

The Compensation Committee has delegated to our CEO the authority to grant stock options, restricted stock and restricted units to employees. Under this delegated authority, our CEO cannot grant options to acquire more than 5,000 shares, more than 2,000 shares of restricted stock or more than 2,000 restricted units in any year to any one individual, and he cannot grant, in the aggregate, options to acquire more than 100,000 shares, more than 40,000 shares of restricted stock and more than 40,000 restricted units in any year. Also, our CEO cannot grant any stock options, restricted stock or restricted units to any executive officer.

Our CEO has the authority to designate those employees who will participate in our Management Incentive Plan; however, the Committee is required to approve participation in such plan by any executive officer or anyone else who directly reports to our CEO.

The Committee has delegated certain responsibilities with regard to our Retirement Plan to an investment committee consisting of directors and members of management and to an administrative committee consisting of members of management.

Role of Executive Officers in Determining or Recommending Compensation

Our CEO develops and submits to the Compensation Committee his recommendation for the compensation of each of the named executive officers, other than himself, in connection with annual merit reviews of their performance. The Compensation Committee reviews and discusses the recommendations made by our CEO, approves the compensation for each named executive officer for the coming year and submits the compensation for our CEO to the Board of Directors for ratification. In addition, our Chief Financial Officer and other members of our finance staff assist the Committee with establishing performance target levels for performance-based compensation, as well as with the calculation of actual financial performance and comparison to the performance targets, each of which requires the Committee’s approval. See Compensation Discussion and Analysis for more discussion regarding the role of executive officers in determining or recommending the amount or form of executive compensation.

Role of Compensation Consultants

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate independent compensation consultants of its choosing to assist the Committee in carrying out its responsibilities.

During fiscal year 2010, the Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to advise the Committee on various matters related to the compensation of our executive officers. See Compensation Discussion and Analysis for more detail regarding the nature and scope of Pearl Meyer’s assignment and the material elements of the instructions or directions given to them with respect to the performance of their duties. Pearl Meyer was engaged directly by the Compensation Committee and does not perform any other services for our company.

The Committee also engaged Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) during fiscal year 2010 to provide the Committee with a study of the competitiveness of our executive compensation relative to market data and to provide information regarding the achievement of total shareholder return results with regard to equity awards granted to our executive officers. See Compensation Discussion and Analysis for more detail regarding the nature and scope of Towers Perrin’s assignment and the material elements of the instructions or directions given to them with respect to the performance of their duties. Towers Perrin was engaged directly by the Compensation Committee.

Towers Perrin merged with Watson Wyatt Worldwide, Inc. (“Watson Wyatt”) in January 2010 to form Towers Watson & Co. (“Towers Watson”). In addition to the services performed for the Committee, we have purchased compensation survey data from Towers Perrin from time to time, and we have engaged Watson Wyatt to provide pension plan consulting, compensation consulting services and compensation survey data. The decision to purchase compensation survey data from Towers Perrin was made by management and was approved by the Committee. The decision to engage Watson Wyatt was made by management prior to the announcement of the merger with Towers Perrin, and such engagement was approved by the Committee after the merger. The aggregate amount of fees paid to Towers Perrin with regard to executive compensation services in fiscal year 2010 was $18,515, and the amount paid to Towers Perrin for other services in fiscal year 2010 was $19,118. The aggregate amount of fees paid to Watson Wyatt for services provided in fiscal year 2010 was $207,668.

Compensation Risk Assessment

As of the end of fiscal year 2010, our management conducted an assessment of our employee compensation policies and practices and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on our company. The assessment was reviewed and discussed with the Compensation Committee, which concurred with management’s conclusions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an officer or employee of our company during the fiscal year or was formerly an officer of our company, and none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board of Directors or our Compensation Committee. See Related Person Transactions for a discussion of a transaction between our company and a relative of director P. Craig Welch, Jr., who serves on our Compensation Committee.

OTHER CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

Our Board of Directors is committed to monitoring the effectiveness of policy and decision making at the Board and management levels. Fundamental to its corporate governance philosophy is the Board’s commitment to upholding our reputation for honesty and integrity. Equally fundamental is its commitment to serving as an independent overseer of our management and operations. Our Board adopted a set of Corporate Governance Principles, a copy of which can be found in the Corporate Governance section of our website at www.steelcase.com under “Company,” “Investor Relations.”

Board of Directors Leadership Structure

The leadership structure of our Board of Directors involves a Board Chair who is not our principal executive officer. Robert C. Pew III currently serves as Chair of the Board, and James P. Hackett currently serves as our President and CEO. Our Board of Directors has chosen to keep the roles of Chair of the Board and CEO separate as a matter of sound corporate governance practices and a balance of responsibilities, with an independent director serving as Chair of the Board. This structure allows Mr. Hackett to focus on the day-to-day leadership of our business, while Mr. Pew is able to focus on the leadership of the Board of Directors and its oversight of our company.

Risk Oversight

Our Board of Directors administers its oversight of risk assessment and management practices in several ways. Once a quarter, the Audit Committee reviews a business risk profile prepared by management which summarizes the key risks faced by the company, the likelihood and anticipated financial impact of each risk materializing, as well as any significant changes in the risk profile from the previous quarter. In addition, risk identification and risk management are discussed by the Board of Directors on a regular basis as part of its review of our financial performance and business and strategic planning. We believe our Board of Directors’ oversight of our risk management is strengthened by having an independent director serve as Chair of the Board.

Executive Sessions of Non-Management Directors

The only member of our Board who is also a member of management is James P. Hackett, our President and CEO. Our Board meets quarterly in executive session without Mr. Hackett present. During these sessions, Robert C. Pew III, as Chair of the Board, presides. Our Corporate Governance Principles provide that if the Chair of the Board is a member of management, the outside directors will designate a member to preside at executive sessions.

You may contact the Chair of the Board (or the lead non-management director, if one is subsequently appointed) by sending a certified letter to:

Chair of the Board/Lead Non-Management Director
c/o Steelcase Inc.
P.O. Box 1967
Grand Rapids, MI 49501-1967

Shareholder Communications

Our Board has adopted a process for interested parties to send communications to the Board. To contact the Board, any of its committees or any of our directors, please send a certified letter addressed to:

Board of Directors
c/o Lizbeth S. O’Shaughnessy, Secretary
Steelcase Inc.
P.O. Box 1967
Grand Rapids, MI 49501-1967

All such letters will be opened by the corporate secretary. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any committee or group of directors, the corporate secretary will make sufficient copies of the contents and send them to each director who is a member of the committee or group to which the envelope is addressed.

Code of Ethics and Code of Business Conduct

Our Board adopted a Code of Ethics applicable to our chief executive and senior financial officers, as well as a Code of Business Conduct that applies to all of our employees and directors. Only our Nominating and Corporate Governance Committee may grant any waivers of either code for a director or executive officer. Each of these codes is available in the Corporate Governance section of our website, located at www.steelcase.com, and found under “Company,” “Investor Relations.” If any amendment to, or waiver from, a provision of our Code of Ethics is made for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will also post such information in the Corporate Governance section of our website. To date, no such waivers have been issued.

Materials Available upon Request

We will provide a printed copy of any of the following materials (each of which is also available on our website at www.steelcase.com) to you upon request and without charge:

•	Code of Ethics,

•	Code of Business Conduct,

•	Corporate Governance Principles,

•	Audit Committee Charter,

•	Compensation Committee Charter and

•	Nominating and Corporate Governance Committee Charter.

Please send any such requests to us by email at ir@steelcase.com or by mail at:

Steelcase Inc.
Investor Relations, GH-3C
P.O. Box 1967
Grand Rapids, MI 49501-1967

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process and its internal controls regarding financial reporting, accounting, legal compliance and ethics. Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended February 26, 2010 (the “independent auditor”), is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting and issuing opinions on:

•	the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and

•	the effectiveness of the Company’s internal control over financial reporting.

Our Committee’s role is to serve as an independent and objective party to monitor these processes on behalf of the Board of Directors and to review the audit efforts of the Company’s internal and independent auditors.

In this context, we discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance (which superseded Statement on Auditing Standards No. 61, Communication With Audit Committee, as amended). In addition, we received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence and reviewed, evaluated and discussed the written report and letter with that firm and its independence with respect to the Company.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We also reviewed and discussed with management the Company’s audited financial statements. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditor’s report, our Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2010 for filing with the Securities and Exchange Commission.

Audit Committee

Cathy D. Ross (Chair)
Robert C. Pew III
Peter M. Wege II

FEES PAID TO PRINCIPAL INDEPENDENT AUDITOR

The fees billed by Deloitte & Touche LLP for fiscal year 2010 (estimated) and by BDO Seidman, LLP for fiscal year 2009 (actual) for work performed for us are as follows:

	Fiscal Year	Fiscal Year
Type of Fees	2010	2009
Audit Fees (1)	$1,774,000	$1,612,000
Audit-Related Fees (2)	—	181,000
Tax Fees (3)	552,000	153,000
All Other Fees	—	—

Total	$2,326,000	$1,946,000

(1)	Audit fees consisted of fees related to the annual audit of our consolidated financial statements, the annual audit of our internal control over financial reporting, reviews of the financial statements included in quarterly reports on Form 10-Q, other services related to SEC reporting matters and audits of separate financial statements of subsidiaries and other consolidated entities. The amounts shown for fiscal year 2010 include fees related to audits of foreign subsidiaries which were audited by a firm other than BDO Seidman, LLP in fiscal year 2009.

(2)	Audit-related fees consisted of employee benefit plan audits and related services.

(3)	Tax fees in fiscal year 2010 consisted primarily of tax preparation and consultation services for expatriate employees. Tax fees in fiscal year 2009 consisted of assistance with tax compliance, preparation of certain subsidiary tax returns, tax consultation, planning and implementation services and assistance in connection with tax audits.

Our Audit Committee determined that providing the services reflected in the above table was compatible with the maintenance of the independence of Deloitte & Touche LLP and BDO Seidman, LLP.

In addition, our Audit Committee has a policy under which it approves in advance recurring audit, audit-related and tax services rendered by the principal independent auditor, subject to specific fee limits. If circumstances require hiring the independent auditor for services not previously pre-approved or that would exceed the fee limits previously set, the Audit Committee must pre-approve the new services or fee limits. The Audit Committee Chair may approve specified services between regularly scheduled meetings of the Audit Committee, subject to review by the full Audit Committee at its next scheduled meeting. The fiscal year 2010 services and fees reflected in the above table were pre-approved by the Audit Committee.

COMPENSATION COMMITTEE REPORT

We reviewed and discussed with management the Compensation Discussion and Analysis which follows this report. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and distribution to the Company’s shareholders.

Compensation Committee

David W. Joos (Chair)
Connie K. Duckworth
Earl D. Holton
Elizabeth Valk Long
P. Craig Welch, Jr.
Kate Pew Wolters

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our policies and practices relating to executive compensation and presents a review and analysis of the compensation earned in fiscal year 2010 by our CEO, our Chief Financial Officer, our three other most highly-paid executive officers and one other person who would have been one of our three other most highly-paid executive officers as of the end of fiscal year 2010 if he were still serving as an executive officer at the end of the year. We refer to these six individuals as the “named executive officers.” The amounts of compensation earned by these executives during the past three fiscal years are detailed in the Summary Compensation Table in Executive Compensation, Retirement Programs and Other Arrangements and the other tables which follow it.

Fiscal Year 2010 Executive Summary

During fiscal year 2010, our business was significantly impacted by the global economic slowdown and turmoil in the capital markets, with our revenue declining to $2.3 billion for fiscal year 2010, compared to $3.2 billion for fiscal year 2009, and we reported a net loss for fiscal year 2010 of $(13.6) million. As a result of the downturn, we implemented a number of changes in our compensation practices, including the following changes which impacted the compensation of our executive officers:

•	Base salary reductions—As a cost reduction measure, we implemented base salary reductions for fiscal year 2010 of 5% to 7.5% for our salaried workforce in North America generally. Our CEO’s base salary was reduced by 12%, and the base salary of the other named executive officers was reduced by 10%. The prior salary levels were reinstated at the beginning of fiscal year 2011.

•	Suspension of contributions to retirement plans—During fiscal year 2010, we suspended all company contributions to our Retirement Plan and Restoration Retirement Plan.

•	No awards earned under our Management Incentive Plan or prior performance shares/units—Due to our financial results for fiscal year 2010, no awards were earned under our Management Incentive Plan, and no amounts were earned under the performance shares and units which vested at the end of fiscal year 2010.

In addition, we implemented several changes to the mix of incentive compensation awarded to our named executive officers in fiscal year 2010. Prior to the beginning of the fiscal year, we engaged Pearl Meyer to assist with a review of the incentive compensation programs for our executive officers. Following their review, for fiscal year 2010 for our named executive officers, we increased the percentage of total compensation awarded in the form of equity awards based on total shareholder return, did not make any long-term awards under our Management Incentive Plan and increased the size of the short-term awards under our Management Incentive Plan.

Philosophy and Objectives

Our philosophy for the compensation of all of our employees, including the named executive officers, is to value the contribution of our employees and share profits through broad-based incentive arrangements designed to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success.

The primary objectives of the compensation programs for our named executive officers are to:

•	attract and retain highly-qualified executives,

•	motivate our executives to achieve our business objectives,

•	reward our executives appropriately for their individual and collective contributions,

•	align our executives’ interests with the long-term interests of our shareholders and

•	ensure that executive compensation is reasonable when compared to compensation at similar companies.

Annual Review

Our executive compensation programs fall within three general categories: (1) base salaries, (2) incentive compensation and (3) retirement programs and benefits. The Compensation Committee reviews and approves the base salary and incentive compensation awards for each of our executive officers each year, taking into account the recommendations of our CEO, the individual performance of each officer and our compensation philosophy and objectives described above. Following approval of the Compensation Committee, the compensation of our CEO is submitted to our Board of Directors for ratification. The amount of incentive compensation actually earned by each officer depends on the performance of our company as a whole against the targets established for the particular award. None of the named executive officers other than James G. Mitchell has an employment agreement with us. We entered into an employment agreement with Mr. Mitchell in 2003, in connection with his initial expatriate assignment, in order to clarify the terms of his expatriate assignment and his employment, including the benefits that he would receive upon termination of his employment, and to replace all prior understandings or agreements with regard to his employment and benefits.

In order to evaluate the reasonableness and competitiveness of our compensation programs and practices, the Compensation Committee engaged Towers Perrin to provide the Committee with an annual study which compares our executive compensation to that of a comparison group of companies. The survey presents information regarding base salaries, short-term bonus targets, annualized expected values of long-term incentive compensation and target total direct compensation for the comparison group. The Compensation Committee does not specifically target each element of compensation of the named executive officers against the comparison group. Instead, the Committee reviews the comparison data to assess whether or not the total compensation of the named executive officers is within a competitive range, and in making its assessment, the Committee considers (a) any difference between the role and responsibilities of each officer compared to those of his peers in the comparison group, (b) the specific contributions the officer has made to the successful achievement of our company goals and (c) the relative experience level of the officer and his tenure with our company.

The criteria established by the Compensation Committee for the composition of the comparison group for fiscal year 2010 were (1) furniture companies, including office furniture and residential furniture companies, (2) other global durable goods manufacturing companies and (3) other companies which (a) are based within the same region as our company and (b) operate globally. The comparison group consisted of the following companies:

AMETEK, Inc.	IDEX Corporation	Pitney Bowes Inc.
Ball Corporation	Kennametal Inc.	Rockwell Automation, Inc.
Cooper Tire & Rubber Company	La-Z-Boy Inc.	SPX Corporation
Donaldson Company, Inc.	Leggett & Platt Inc.	The Timken Company
GATX Corporation	Navistar International Corporation	The Toro Company
Herman Miller, Inc.	Oshkosh Corporation	Thomas & Betts Corporation
HNI Corporation	Parker-Hannifin Corporation

As of December 2008 (the timing of the comparison data used for fiscal year 2010), the most recent fiscal year revenues for the comparison group ranged from $1.3 billion to $12.3 billion, with a median of $2.8 billion, and market capitalization of the group ranged from $449 million to $6.2 billion, with a median of $1.8 billion.

Base Salary

As described above, the base salary of each of our named executive officers is reviewed and approved by the Compensation Committee as part of its overall review of executive compensation, and our Board of Directors ratifies any changes to our CEO’s base salary. As a general rule, base salaries for the named executive officers are set at a level which will allow us to attract and retain highly-qualified executives. In addition to the annual reviews, the base salary of a particular executive may be adjusted during the course of a fiscal year in connection with a promotion or other material change in the executive’s role or responsibilities.

In January 2009, the Compensation Committee approved management-recommended decreases in the annual base salary of our CEO (which was ratified by our Board of Directors) and each of the other named executive officers for fiscal year 2010. Our CEO’s salary was reduced by 12% and the salary of the other named executive officers was reduced by 10%. These reductions were implemented in connection with salary reductions for our salaried workforce in North America generally, which ranged from 5% to 7.5% and were implemented as part of cost reduction efforts made to respond to global economic challenges. The reductions lasted through the end of fiscal year 2010, and the prior salary levels were reinstated at the beginning of fiscal year 2011.

None of the named executive officers received a merit increase or other base salary change during fiscal year 2010, except as noted above and as follows. In September 2009, Mark A. Baker’s salary was increased from $437,000 to $460,000 (but was still subjected to the 10% reduction) as a result of a change in his responsibilities. In December 2009, Michael I. Love’s 10% base salary reduction was reversed prior to the termination of his employment in order to allow his severance benefits to be calculated based on his salary level prior to the temporary reduction, which is consistent with the treatment of other employees who received severance from the company during fiscal year 2010.

Incentive Compensation

Fiscal Year 2010 Changes

In recent years, the incentive compensation awarded to our executive officers has consisted primarily of two types of awards: (1) awards under our Management Incentive Plan, or MIP, which are earned based on our economic value added, or EVA, results for the fiscal year, and (2) performance shares or units, which are earned based on specified performance results for a three fiscal year period. Historically, the MIP awards included short-term awards which were paid in cash shortly after the end of the fiscal year and long-term awards which were paid out in cash over the following three years. For fiscal years 2008 and 2009, the long-term MIP awards were settled 50% in cash and 50% in restricted units vesting over the following three years.

During fiscal year 2009, the Compensation Committee engaged Pearl Meyer to assist with a review of the incentive compensation programs for our executive officers. The material elements of the instructions or directions given to Pearl Meyer by the Committee were to analyze our executive incentive compensation programs from a competitive standpoint and against our philosophies and objectives and provide alternative designs considering the results of its analyses, interviews with management and the Committee, best practices and our business strategy. The Committee directed Pearl Meyer to focus on methods to more closely align the relationship between pay and our company’s performance and to suggest incremental changes to the existing programs rather than entirely new programs, in order to maintain continuity. The Committee also expressed its preference to continue to use EVA as a performance measure for a significant part of incentive compensation but asked Pearl Meyer to assess the effectiveness of EVA as a performance measure.

Representatives of Pearl Meyer worked with the Compensation Committee throughout fiscal year 2009 and presented its conclusions to the Committee regarding key themes from its interviews and various alternatives for compensation design. Pearl Meyer advised the Committee that, while the size of the executive officers’ compensation packages were within a reasonable range compared to comparable companies, the mix of compensation at the company was more heavily weighted towards annual performance and cash compensation. Pearl Meyer also agreed that EVA was a reasonably effective performance measure.

Following the presentation of Pearl Meyer’s conclusions and in consultation with Pearl Meyer, the Compensation Committee made the following changes to the mix of incentive compensation awarded to the named executive officers for fiscal year 2010:

•	no long-term MIP awards were granted,

•	larger performance unit awards were granted and

•	larger short-term MIP awards were granted.

These changes increased the percentage of target compensation that would be earned based on long-term performance and reduced the total amount of compensation at target levels for the named executive officers by 2% to 25% for fiscal year 2010 as compared to fiscal year 2009. As an illustration, the following chart shows the change in the mix of compensation for James P. Hackett from fiscal year 2009 to fiscal year 2010, valuing the MIP and performance unit awards at the target level of performance and using the grant date market value of the units, and notes the portion of the total compensation paid in the form of cash or equity and the portion earned based on EVA or total shareholder return, or TSR, performance.

James P. Hackett—Elements of Total Compensation at Target Levels

Management Incentive Plan

Philosophy and Practice

As described above, each of our named executive officers typically receives a short-term award under our MIP each fiscal year which is paid in cash shortly after the end of the fiscal year based on the achievement of certain EVA results for the fiscal year. EVA is a profit measure that takes into account the cost of capital and is calculated by taking our net income before interest expense, deducting a capital charge representing the economic cost of an expected return (set by the Compensation Committee at 10% for fiscal year 2010) on average shareholders’ equity and average long-term debt, and adjusting for cash and short- term investments in excess of $100 million and related interest income, the impact of recent acquisitions and the deferral of a portion of restructuring or other charges to the extent approved by the Compensation Committee. No awards are earned to the extent that they would result in our company recording a net loss for the fiscal year unless the Committee determines otherwise.

We use EVA as the performance measure for the MIP because we believe it is an effective measure of the performance of our business, it reinforces the efficient use of capital and it fits with our compensation philosophy of sharing profits with our employees. In addition to the named executive officers, over 300 management employees participate in the MIP and a majority of our other employees in North America also receive annual incentive compensation based on EVA results. We use EVA as a measurement tool in other areas of our business, such as evaluating business acquisitions, ventures, product development and other capital expenditures.

In prior years, the named executive officers also received long-term MIP awards based on EVA performance which are paid out in equal installments after the end of the each of the following three fiscal years. Through fiscal year 2007, the long-term awards were settled in cash, but for fiscal years 2008 and 2009, the awards were settled 50% in cash and 50% in restricted units vesting over three years. We maintain the unpaid long-term cash amounts in unfunded accounts which are subject to forfeiture upon termination of employment for any reason other than death, total disability or retirement, except in the circumstances described below under “Severance and Change in Control Benefits.” We credit the long-term MIP account balances each year for interest at a rate which approximates our three-year incremental borrowing rate. The restricted units receive dividend equivalent payments during the vesting period.

Fiscal Year 2010 Awards

The EVA performance levels established by the Compensation Committee and actual EVA performance for fiscal year 2010 are set forth below. The amount of EVA performance above or below the target that would have resulted in the awards being earned at the maximum level (if positive) or at the minimum level (if negative) was set at 8% of EVA capital for the fiscal year. The “Equivalent Level of Net Income” column indicates the approximate amount of net income for fiscal year 2010 which would have resulted in the minimum, target or maximum awards being earned, assuming that all other actual financial results and EVA capital for fiscal year 2010 were unchanged.

Equivalent Level
Performance Level	EVA Performance	Amount Earned	of Net Income
Minimum	$(77.8) million	0% of target	$20.0 million
Target	$0.0 million	100% of target	$100.0 million
Maximum	$77.8 million	200% of target	$180.0 million
Actual	$(111.3) million	0% of target	$(13.6) million

The named executive officers’ MIP awards for fiscal year 2010 were as follows:

Name	Target Award	Amount Earned
James P. Hackett	100% of base salary	0% of base salary
David C. Sylvester	80% of base salary	0% of base salary
James G. Mitchell	60% of base salary	0% of base salary
Mark A. Baker	80% of base salary	0% of base salary
James P. Keane	80% of base salary	0% of base salary
Michael I. Love	60% of base salary	0% of base salary

In determining the size of MIP awards to be granted, our CEO presented to the Compensation Committee his recommendations for the size of award for each named executive officer other than himself, taking into consideration the factors described above under the heading “Annual Review” and the changes in the officers’ long-term incentive compensation being implemented as described above under the heading “Fiscal Year 2010 Changes.” The Committee reviewed the value of the target awards as a percentage of the officer’s base salary relative to the median level of short-term incentive compensation shown in the Towers Perrin comparison study.

Link Between MIP Payouts and Company Performance

The following chart depicts the relationship between our EVA, as calculated under the MIP, and net income (loss), on the one hand, and the percentage of target earned under the MIP, on the other hand, for each of the past five fiscal years.

Equity Awards

Philosophy and Practice

Each of our named executive officers typically receives a long-term equity-based incentive award under our Incentive Compensation Plan each year, in accordance with our philosophies of paying for performance and aligning the interests of our executives with those of our shareholders. The awards are approved by the Compensation Committee and, in the case of our CEO, ratified by our Board of

Directors typically at a regularly scheduled meeting at the beginning of each fiscal year, but awards also may be approved at a special meeting.

In addition to granting annual equity-based incentive awards, from time to time at the request of our CEO, the Compensation Committee considers granting special awards of restricted units to named executive officers in connection with promotions or other changes in responsibilities or in recognition of particular contributions to our company’s performance. No such awards were granted to the named executive officers during fiscal year 2010.

All grants of equity-based incentive awards to named executive officers require the advance approval of the Compensation Committee (and, for equity awards to our CEO, ratification by the Board), and we do not have any program or practice to time the grant of equity-based awards relative to the release of any material non-public information.

Fiscal Year 2010 Awards

As described above, each of the named executive officers was granted a performance unit award in fiscal year 2010. The number of shares earned will be based on our TSR performance for fiscal years 2010 through 2012 relative to the industrial subset of companies within the S&P MidCap 400 Index. TSR includes the change in trading price and dividends paid during the performance period and is stated as a percentage relative to the trading price just prior to the beginning of the performance period. During the performance period, the named executive officers receive dividend equivalent payments on the target number of units awarded.

A number of shares of Class A Common Stock equal to 25% of the target award will be earned if the officer remains employed by us through the end of fiscal year 2012 whether or not the minimum performance level is achieved. The levels of relative TSR performance that would result in the award of the threshold, target or maximum number of shares are as follows:

	Relative TSR	Number of
Performance Level	Performance	Shares Earned
Minimum	30th percentile	50% of target
Target	50th percentile	100% of target
Maximum	90th percentile	200% of target

The Compensation Committee selected TSR as the performance measure for these awards to better align the compensation of the executive officers with the interests of our shareholders. It chose the industrial subset of the S&P MidCap 400 index for the measurement of relative TSR because the Committee desired a large enough group to mitigate the impact of any one-time events that may be experienced by a company within the group, and the group includes companies with reasonably similar market capitalization to our company.

In determining the number of performance units to be granted, our CEO presented to the Compensation Committee his recommendations for the size of award for each named executive officer other than himself, taking into account the factors described above under the heading “Annual Review” and the changes in the officers’ long-term incentive compensation being implemented as described above under the heading “Fiscal Year 2010 Changes.” The Committee reviewed the estimated value of the target level of the recommended awards as a percentage of the officer’s base salary relative to the median level of long-term incentive compensation shown in the Towers Perrin comparison study and determined that the awards should be adjusted downward in recognition of the recent decline in the trading price of our Class A Common Stock. In doing so, the Committee consulted with representatives of Pearl Meyer, who advised that the value of shares awarded at peer companies was trending roughly 20% lower due to share price declines. The Committee approved a pool of performance units consistent with the downward market shift, including the size of an award to be granted to our CEO, and requested that our CEO propose an allocation of the pool among the other executive officers for approval by the Committee, which allocation could include the redistribution of a portion of his proposed award to the other officers. The final distribution of the performance units, including the award to our CEO, was approved by the Committee, and the award to our CEO was ratified by the Board of Directors.

Retirement Plans and Benefits

Each of the named executive officers other than James G. Mitchell is eligible to participate in the following retirement benefit plans:

•	Retirement Plan,

•	Restoration Retirement Plan,

•	Executive Supplemental Retirement Plan and

•	Deferred Compensation Plan.

Because he is not a U.S.-based employee, James G. Mitchell is not currently eligible to participate in the Retirement Plan, the Restoration Retirement Plan or the Deferred Compensation Plan, but he does have a balance from prior years in the Retirement Plan and the Restoration Retirement Plan. Mr. Mitchell is a participant in the Executive Supplemental Retirement Plan.

The Retirement Plan and Deferred Compensation Plan are intended to allow the officers to contribute portions of their current compensation on a tax-deferred basis and to be competitive with benefits that are offered by similar companies. We also make profit-sharing, matching or other contributions to the Retirement Plan from time to time in our discretion. We ceased making contributions to the Retirement Plan during fiscal year 2010. The Restoration Retirement Plan is intended to provide benefits to participants for whom contributions to the Retirement Plan are limited under the Internal Revenue Code. Amounts contributed to or deferred under these plans earn a return based on the elections made by the individual officer from a number of investment options. The Executive Supplemental Retirement Plan, which was originally adopted in 1981, is intended to assist us with attracting and retaining highly-qualified executives and to enable them to devote their full-time best efforts to our company. We do not have a policy or practice of granting our executive officers extra years of service credit under any of these plans.

Each of these plans, other than our Retirement Plan, is discussed below in Executive Compensation, Retirement Programs and Other Arrangements under the headings “Pension Benefits” and “Deferred Compensation.” Our Retirement Plan is a tax-qualified defined contribution plan which is open to all U.S.-based employees of Steelcase Inc. and certain of its subsidiaries and affiliates. Participants may elect to contribute a portion of their earnings to the 401(k) component of the Retirement Plan each year. James G. Mitchell participates in the Steelcase Canada Revised Pension Plan, which is a tax-qualified defined contribution plan open to all employees of Steelcase Canada Limited. During fiscal year 2010, we made contributions of 1% to 3% of the employees’ eligible pay to the Canadian plan.

Certain senior management employees, including our CEO and James G. Mitchell, also have individual deferred compensation agreements with us that were entered into more than ten years ago. Under these agreements, the employees deferred a portion of their compensation and are entitled to receive fixed payments beginning at age 70. These agreements were intended to allow participants to build additional retirement income on a tax-deferred basis. At the time we entered into the agreements, we purchased company-owned life insurance policies that, although they were not pledged sources of funding for these agreements, were expected to generate returns that would approximate our obligations under the agreements.

In addition to these retirement and deferred compensation plans, upon a qualifying retirement (generally when the age at retirement and number of years of continuous service with our company equals 80 or more), each of the named executive officers other than James G. Mitchell is eligible to continue to receive healthcare benefits, including medical, dental and vision insurance programs, in the same manner as all other U.S. employees of Steelcase Inc. hired before July 22, 2002. We currently allow eligible U.S. retirees to continue to receive healthcare benefits for life, but we reserve the right to change or eliminate this benefit at any time. Participating retirees are required to pay a portion of the cost of coverage, and the cost sharing percentage varies depending on the date the participant became eligible to retire, age and years of service with our company.

Upon a qualifying retirement (when the age at retirement and number of years of service with our company equals 80 or more), James G. Mitchell is eligible to receive healthcare benefits, including medical, dental and vision insurance, in the same manner as all other employees of Steelcase Canada Limited hired before October 1, 2002. Eligible Canadian retirees, their spouses and eligible dependents at the time of retirement, upon payment of an annual administrative fee, are entitled to $15,000 per person to be applied to the cost of allowable post-retirement healthcare benefits.

Severance and Change in Control Benefits

Each of the named executive officers other than James G. Mitchell participates in our Executive Severance Plan, which provides for certain benefits in the event of certain terminations of employment with our company. This plan is intended to provide clarity to shareholders and executive management in the event of a severance and/or change in control, align the interests of executive management with the long-term interests of our shareholders, reinforce behavior that promotes maximum value in the event of any merger or acquisition activity and attract and retain executive management by maintaining competitive compensation programs. Under the terms of his employment agreement, James G. Mitchell is entitled to certain benefits in the event of certain terminations of employment with our company. The value of the potential benefits under the Executive Severance Plan for each of the named executive officers other than James G. Mitchell, and the value of the potential benefits for Mr. Mitchell under his employment agreement, as of the end of fiscal year 2010 are detailed below in Executive Compensation, Retirement Programs and Other Arrangements under the heading “Termination or Change in Control Payments.”

Other Programs and Practices

Perquisites and Other Benefits

Our company provides very limited perquisites or other personal benefits to our named executive officers in the United States. The only perquisite received in fiscal year 2010 by the named executive officers in the United States was an optional annual physical examination and, in the case of our CEO only, home security costs. In addition, the family members of some of our named executive officers travelled on our corporate aircraft on occasion during fiscal year 2010, but the incremental cost to our company of such travel was negligible as they were passengers on flights that were otherwise scheduled for business purposes. Any other use of our corporate aircraft by our CEO for personal travel is governed by written aircraft time-sharing agreements under which he reimburses us for all operating expenses associated with the flight, multiplied by 200%. The aggregate incremental cost to our company of the perquisites or other personal benefits received by the named executive officers in the United States in fiscal year 2010 was less than $10,000 for each officer.

We have one named executive officer who lives outside of the United States, James G. Mitchell, who serves as President, Steelcase International and lives in France, where our international headquarters is located. Mr. Mitchell is on an expatriate assignment and therefore receives benefits similar to other employees on expatriate assignments, including relocation assistance, a foreign housing allowance, a company-leased vehicle, tax equalization payments, tax preparation and consultation services, a cost of living allowance, home leave benefits, property management services, access to emergency medical services, visa and immigration services and banking services.

The named executive officers also may elect to participate in other benefit programs on the same terms as other employees of our company. These programs include medical, dental, vision, life and disability insurance, charitable gift matching and discounts on company products. Other than James G. Mitchell, none of the named executive officers has a company car or company-provided housing, and we do not pay any country club memberships or financial planning for any of the named executive officers.

Stock Ownership Guidelines

The Compensation Committee established stock ownership guidelines to encourage stock ownership among our executives to further the objective of aligning our executives’ interests with those of our shareholders. Under these guidelines, our CEO is expected to own shares of our common stock having a current market value of not less than five times his base salary, and the other named executive officers are expected to own shares having a current market value of not less than two or three times their respective base salaries, depending on their position. The amount of holdings required by the guidelines was developed based on market comparisons and the premise that an executive should be able to satisfy the guidelines by retaining shares awarded to the executive as compensation and without purchasing additional shares, assuming the applicable performance criteria for the share awards are satisfied.

In addition to shares owned by our executives, holdings which count toward satisfaction of stock ownership guidelines include restricted stock, restricted units, performance shares and performance units at target award levels during the vesting period, as does the value of in-the-money stock options held by the executives. The Compensation Committee reviews compliance with the stock ownership guidelines annually. Persons who were executive officers when the guidelines were adopted in fiscal year 2007 are expected to meet the guidelines by the end of fiscal year 2011, and persons who became executive officers after the adoption of the guidelines have a period of five fiscal years to meet the guidelines to allow them an appropriate period of time to build their holdings through annual equity awards.

Non-compete and Other Forfeiture Provisions

One of the basic principles of the various compensation plans and programs which may provide benefits to our named executive officers during or after their employment with us is that certain compensation or benefits will be forfeited or returned if the participant competes with us during a specified period after they leave our employment.

In addition, our Executive Severance Plan provides that in the event our financial results are materially restated, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to receive any future benefits and/or repay any prior benefits received under the plan. In the event of a material restatement due to fraud, if the Committee determines that a participant was responsible for or participated in the fraud, that participant will be required to forfeit any future benefits and repay any prior benefits paid in excess of the amounts that would have been paid based on our restated financial results. These are called “clawback” provisions, and the MIP and the Incentive Compensation Plan have similar clawback provisions which apply only to those participants who also participate in the Executive Severance Plan.

Tax Considerations

In making decisions regarding executive compensation, the Compensation Committee considers the tax deductibility of the amounts payable. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million. The Committee’s goal is to structure the compensation paid to these individuals to maximize deductibility for federal income tax purposes; however, when deemed necessary, the Committee may authorize compensation that may not be deductible under Section 162(m) to promote incentive and retention goals.

EXECUTIVE COMPENSATION, RETIREMENT PROGRAMS AND OTHER ARRANGEMENTS

This section and the tables set forth in this section should be read in conjunction with the more detailed description of our executive compensation plans and arrangements included in the Compensation Discussion and Analysis which precedes this section.

Summary Compensation Table

The following table shows compensation information for fiscal years 2010, 2009 and 2008 for (1) James P. Hackett, our President and CEO, (2) David C. Sylvester, our Chief Financial Officer, (3) our three other most highly-paid executive officers as of the end of fiscal year 2010 and (4) one other person who would have been one of our three other most highly-paid executive officers as of the end of fiscal year 2010 if he were still serving as an executive officer at the end of fiscal year 2010. In this proxy statement, we refer to these six executive officers collectively as the “named executive officers.”

Summary Compensation Table

					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
Name and	Fiscal		Stock	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary (1)	Awards (2)	Compensation (3)	Earnings (4)	Compensation (5)	Total
James P. Hackett	2010	$792,000	$1,069,250	$101,988	$225,305	$51,828	$2,240,371
President and Chief	2009	$896,538	$365,016	$512,568	$247,212	$94,481	$2,115,815
Executive Officer	2008	$869,885	$1,321,644	$1,856,451	$213,196	$264,864	$4,526,040
David C. Sylvester	2010	$342,000	$576,000	$24,687	$391,463	$21,266	$1,355,416
Vice President,	2009	$377,115	$125,021	$157,434	$914	$43,869	$704,353
Chief Financial Officer	2008	$354,711	$382,386	$532,293	$598,873	$60,676	$1,928,939
James G. Mitchell (6)	2010	$345,047	$522,240	$33,290	$138,125	$460,211	$1,498,913
President, Steelcase	2009	$382,332	$108,662	$131,943	$39,653	$520,581	$1,183,171
International	2008	$400,192	$279,091	$585,464	$172,092	$598,743	$2,035,582
Mark A. Baker	2010	$403,570	$629,760	$37,938	$385,616	$23,351	$1,480,235
Senior Vice	2009	$433,731	$155,458	$207,206	—	$49,522	$845,917
President, Global	2008	$414,231	$504,359	$716,496	$39,542	$65,558	$1,740,186
Operations Officer
James P. Keane	2010	$431,100	$537,600	$48,213	$396,959	$22,157	$1,436,029
President,	2009	$477,269	$165,057	$245,370	—	$53,991	$941,687
Steelcase Group	2008	$479,038	$579,991	$914,059	$19,961	$56,853	$2,049,902
Michael I. Love (7)	2010	$326,688	$384,000	$32,140	$119,116	$421,185	$1,283,129
Former President,	2009	$355,038	$84,003	$153,222	$66,934	$42,107	$701,304
Nurture by Steelcase	2008	$348,761	$271,094	$560,410	$71,981	$56,874	$1,309,120

(1)	Fiscal years 2010 and 2009 included 52 weeks, and fiscal year 2008 included 53 weeks.

(2)	The amounts shown in this column are the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for performance units and restricted units granted during the applicable fiscal year. The assumptions made in the valuation of such awards are disclosed in Note 15 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2010 filed with the SEC on April 26, 2010. For the performance units, the grant date fair value is based upon the probable outcome of the performance conditions and the floor amount. Assuming that the highest level of performance conditions will be achieved, the value of the performance units granted in fiscal year 2010, based on the grant date market price per share, would be $1,407,500 for James P. Hackett, $844,500 for David C. Sylvester, $765,680 for James G. Mitchell, $923,320 for Mark A. Baker, $788,200 for James P. Keane and $563,000 for Michael I. Love.

(3)	The amounts shown in this column represent the sum of:

(a) short-term MIP awards earned in fiscal years 2009 and 2008,

(b) the cash portion of long-term MIP awards earned in fiscal years 2009 and 2008 and

(c) earnings for the applicable fiscal year on long-term MIP awards earned in prior fiscal years.

The short-term awards were paid in cash shortly after the end of the applicable fiscal year. The cash portion of the long-term awards are payable in three equal annual installments after the end of the three following fiscal years. No short-term MIP awards were earned, and no long-term awards were made, in fiscal year 2010.

The long-term awards are credited with an annual rate of return which is paid at the time the related portion of the award is paid. For fiscal years 2010 and 2009, the rates of return were 7.92% and 4.02%, respectively, and were based on an estimate of our three-year incremental borrowing rate at the beginning of the fiscal year. For fiscal year 2008, the rate of return was equal to the percentage change in our shareholders’ equity for the year (before the payment of dividends and the impact of share issuances and repurchases). The amounts included in this column for fiscal year 2010 for earnings on long-term MIP awards made in prior years are as follows:

		Earnings payable
	Earnings paid	after end of
	after end of	fiscal years
Name	fiscal year 2010	2011 and 2012
James P. Hackett	$72,382	$29,606
David C. Sylvester	$15,251	$9,436
James G. Mitchell	$23,718	$9,572
Mark A. Baker	$26,503	$11,435
James P. Keane	$34,194	$14,019
Michael I. Love	$22,888	$9,252

The amounts shown for James G. Mitchell and David C. Sylvester for fiscal year 2008 include earnings on long-term awards made in prior fiscal years under our International Management Incentive Plan, which operated similarly to the MIP.

(4)	The amounts shown in this column represent the net increase in actuarial present value of the applicable officer’s accumulated benefit under (a) our Executive Supplemental Retirement Plan and (b) in the case of James P. Hackett and James G. Mitchell, a deferred compensation agreement. For fiscal year 2010, the change in the actuarial present value of the accumulated benefit under the Executive Supplemental Retirement Plan for each participant was predominantly the result of a decrease in the discount rate from 8.0% to 5.3%, which had a greater impact on participants who have not met retirement eligibility. For fiscal year 2009, the change in the actuarial present value of the accumulated benefit under the Executive Supplemental Retirement Plan for Mark A. Baker and James P. Keane were reductions of $42,019 and $79,796, respectively, so the amounts are reflected as zero in accordance with the SEC’s rules and regulations. For David C. Sylvester, the change in fiscal year 2008 reflects the fact that he became a participant in the plan during fiscal year 2008. Earnings under our Deferred Compensation Plan are not included because they are not earned at a preferential rate.

(5)	The amounts shown in this column for fiscal year 2010 include the following:

	Dividends/
	Dividend	Company
	Equivalents on	Contributions under		All Other
	Unvested Stock	Retirement or		Compensation
Name	Awards	Pension Plans	Other	—Total
James P. Hackett	$51,754	—	$74	$51,828
David C. Sylvester	$21,167	—	$99	$21,266
James G. Mitchell	$18,555	$15,579	$426,077	$460,211
Mark A. Baker	$23,252	—	$99	$23,351
James P. Keane	$22,083	—	$74	$22,157
Michael I. Love	$15,005	—	$406,180	$421,185

For James G. Mitchell, the amount shown in the “Other” column includes (a) tax reimbursements, gross ups and amounts paid by the company on his behalf of $269,232, (b) perquisites received in connection with his expatriate assignment, consisting of housing costs of $75,972, a cost of living adjustment, tax preparation and consultation costs, auto expenses, home leave travel costs, property management costs and home security expenses, and (c) a physical examination. For Michael I. Love, the amount shown in the “Other” column includes amounts paid to Mr. Love in connection with the termination of his employment of $406,106.

(6)	Amounts paid in Canadian dollars and Euros are converted to U.S. dollars using the exchange rate on the date the amount was paid.

(7)	Michael I. Love’s employment with us ended on December 31, 2009.

Incentive Compensation Awards

The following table shows the awards granted to the named executive officers during fiscal year 2010 under our incentive compensation plans.

Fiscal Year 2010 Grants of Plan-Based Awards

						Estimated Future Payouts				Grant Date
			Estimated Future Payouts Under			Under Equity Incentive Plan			All Other	Fair Value of
			Non-Equity Incentive Plan Awards			Awards			Stock	Stock and
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Option Awards
James P. Hackett	3/26/09	(1)	$0	$792,000	$1,584,000
	3/27/09	(2)				43,750	131,250	206,250	43,750	$1,069,250
David C. Sylvester	3/26/09	(1)	$0	$273,600	$547,200
	3/27/09	(2)				18,750	56,250	131,250	18,750	$576,000
James G. Mitchell	3/26/09	(1)	$0	$185,178	$370,356
	3/27/09	(2)				17,000	51,000	119,000	17,000	$522,240
Mark A. Baker	3/26/09	(1)	$0	$322,784	$645,568
	3/27/09	(2)				20,500	61,500	143,500	20,500	$629,760
James P. Keane	3/26/09	(1)	$0	$344,880	$689,760
	3/27/09	(2)				17,500	52,500	122,500	17,500	$537,600
Michael I. Love	3/26/09	(1)	$0	$160,650	$321,300
	3/27/09	(2)				12,500	37,500	87,500	12,500	$384,000

(1)	These lines show the potential payout opportunity for short-term MIP awards for fiscal year 2010, as described below. Following the end of fiscal year 2010, actual performance resulted in these awards being earned at 0% of target, and no amounts were paid out.

(2)	These lines show performance unit awards made under our Incentive Compensation Plan, as described below. The number of shares shown in the All Other Stock Awards column represents the floor amount, as described below. The grant date fair value is based upon the probable outcome of the performance conditions and the floor amount.

MIP awards

The short-term MIP awards granted for fiscal year 2010 were based on EVA achievement compared to a target of $0.0 million. In March 2010, the Compensation Committee confirmed the performance results, and the awards were earned at 0% of target.

Performance unit awards

The performance unit awards granted in fiscal year 2010 can be earned based on the achievement of certain TSR levels for fiscal years 2010 through 2012 relative to the industrial subset of companies within the S&P MidCap 400 index. TSR includes the change in trading price and dividends paid on our Class A Common Stock during the performance period and is stated as a percentage relative to the trading price just prior to the beginning of the performance period.

A floor amount equal to 25% of the target number of shares will be earned regardless of the level of relative TSR achieved, and the levels of relative TSR performance that would result in the award of the threshold, target or maximum number of shares are as follows:

Performance Measure	Threshold	Target	Maximum
Relative TSR	30th percentile	50th percentile	90th percentile

During the performance period, dividend equivalent payments are made based on the target number of shares for each award, and at the end of fiscal year 2012, the number of performance units earned will be issued as Class A Common Stock.

Employment Agreement

None of the named executive officers other than James G. Mitchell has an employment agreement with us. Mr. Mitchell’s employment agreement was entered into in January 2003 and was amended in June 2004 and December 2009.

Mr. Mitchell’s employment agreement defines the terms of his expatriate assignment and the benefits which will be provided in the event of the termination of his employment (1) by Mr. Mitchell or by us for cause, (2) by us without cause or (3) by retirement. The agreement provides that Mr. Mitchell will be entitled to receive certain expatriate benefits, as described in Compensation Discussion and Analysis under the heading “Other Programs and Practices—Perquisites and Other Benefits” and that Mr. Mitchell is eligible for early retirement under our Executive Supplement Retirement Plan at an earlier point than other participants, as described below under the heading “Pension Benefits—Executive Supplemental Retirement Plan.” The benefits that Mr. Mitchell is entitled to receive upon a termination of his employment are detailed below under the heading “Termination or Change in Control Payments,” and these benefits are contingent on the execution of a release. The employment agreement also contains a commitment by Mr. Mitchell not to compete with us for a period of one year from the date of his termination.

Outstanding Equity Awards

The following table shows the equity awards granted to the named executive officers under our Incentive Compensation Plan which remained outstanding at the end of fiscal year 2010, including (1) unexercised stock options, (2) unvested restricted units and (3) unearned or unvested performance shares and performance units. The market values shown in the table are based on the closing price of our Class A Common Stock at the end of fiscal year 2010 of $6.57 per share.

Fiscal Year 2010 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan
			Equity					Incentive	Awards:
			Incentive					Plan	Market or
			Plan					Awards:	Payout
			Awards:				Market	Number of	Value of
	Number of	Number of	Number			Number of	Value of	Unearned	Unearned
	Securities	Securities	of Shares			Shares or	Shares or	Shares,	Shares,
	Underlying	Underlying	Underlying			Units of	Units of	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	That Have
Name	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested	Not Vested	Not Vested
James P. Hackett:
Stock option	408,099	—	—	$14.81	3/20/12
Restricted units						20,716 (1)	$136,104
Restricted units						21,734 (2)	$142,792
Performance shares								21,000 (3)	$137,970
Performance units						43,750 (4)	$287,438	206,250 (4)	$1,355,063

	Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
			Equity						Incentive	Awards:
			Incentive						Plan	Market or
			Plan						Awards:	Payout
			Awards:					Market	Number of	Value of
	Number of	Number of	Number			Number of		Value of	Unearned	Unearned
	Securities	Securities	of Shares			Shares or		Shares or	Shares,	Shares,
	Underlying	Underlying	Underlying			Units of		Units of	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That		Stock That	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Expiration	Have Not		Have Not	That Have	That Have
Name	Exercisable	Unexercisable	Options	Price	Date	Vested		Vested	Not Vested	Not Vested
David C. Sylvester:
Stock option	27,777	—	—	$14.81	3/20/12
Restricted units						6,652	(1)	$43,704
Restricted units						7,154	(2)	$47,002
Performance shares									7,500 (3)	$49,275
Performance units						18,750	(4)	$123,188	131,250 (4)	$862,313

James G. Mitchell:
Stock option	33,333	—	—	$14.81	3/20/12
Restricted units						6,901	(1)	$45,340
Restricted units						5,762	(2)	$37,856
Performance units									7,000 (3)	$45,990
Performance units						17,000	(4)	$111,690	119,000 (4)	$781,830

Mark A. Baker:
Stock option	14,953	—	—	$9.46	3/21/10
Stock option	26,074	—	—	$11.62	3/20/11
Stock option	77,777	—	—	$14.81	3/20/12
Restricted units						7,912	(1)	$51,982
Restricted units						8,967	(2)	$58,913
Performance shares									9,250 (3)	$60,773
Performance units						20,500	(4)	$134,685	143,500 (4)	$942,795

James P. Keane:
Stock option	33,228	—	—	$9.46	3/21/10
Stock option	61,628	—	—	$11.62	3/20/11
Stock option	111,111	—	—	$14.81	3/20/12
Restricted units						10,169	(1)	$66,810
Restricted units						10,161	(2)	$66,101
Performance shares									9,250 (3)	$60,773
Performance units						17,500	(4)	$114,975	122,500 (4)	$804,825

Michael I. Love:
Stock option	59,258	—	—	$11.62	3/20/11
Stock option	44,444	—	—	$14.81	3/20/12
Restricted units						6,662	(1)	$43,769
Restricted units						6,736	(2)	$44,256
Performance shares									3,000 (3)	$19,710
Performance units						12,500	(4)	$82,125	87,500 (4)	$574,875

(1)	These restricted units will vest at the end of fiscal year 2011.

(2)	These restricted units will vest 50% at the end of fiscal year 2011 and 50% at the end of fiscal year 2012.

(3)	These performance shares and units can be earned based on the satisfaction of certain performance conditions over fiscal years 2009 through 2011 and, if earned, will vest in full at the end of fiscal year 2011. Because the cumulative performance as of the end of fiscal year 2010 was below the threshold performance goals for these awards, the number of shares and market values shown are based upon the threshold number of shares under the award, in accordance with the SEC’s rules and regulations.

(4)	These performance units can be earned based on the satisfaction of certain performance conditions over fiscal years 2010 through 2012 and, if earned, will vest in full at the end of fiscal year 2012. A floor amount equal to 25% of the target award will be earned regardless of the level of performance and is reported in the Number of Shares or Units of Stock That Have Not Vested column. Because the performance as of the end of fiscal year 2010 was above the target performance goals for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award, excluding the floor amount, in accordance with the SEC’s rules and regulations.

Option Award Exercises and Stock Award Vesting

The following table shows (1) stock options exercised by the named executive officers during fiscal year 2010 and (2) stock awards (including restricted stock and units and performance shares and units) previously granted to the named executive officers which vested during fiscal year 2010.

Fiscal Year 2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
Name	Exercise	on Exercise	Acquired on Vesting	on Vesting (1)
James P. Hackett	—	—	41,318	$271,459
David C. Sylvester	—	—	18,727	$115,981
James G. Mitchell	—	—	12,110	$79,563
Mark A. Baker	—	—	17,383	$114,206
James P. Keane	—	—	20,187	$132,629
Michael I. Love	—	—	11,625	$76,376

(1)	The amounts shown in this column are calculated by multiplying (a) the closing market price of our Class A Common Stock on the date of vesting by (b) the number of shares vested. These values do not reflect any deduction for shares forfeited to cover applicable tax withholding.

Pension Benefits

The following table shows information regarding each plan that provides for payments or other benefits to the named executive officers at, following or in connection with retirement.

Fiscal Year 2010 Pension Benefits

		Number of
		Years
		Credited	Present Value of
Name	Plan Name	Service (1)	Accumulated Benefit (2)
James P. Hackett	Executive Supplemental Retirement Plan	19	$3,260,001
	Deferred Compensation Agreement	Not applicable	$373,296
David C. Sylvester	Executive Supplemental Retirement Plan	2	$991,250
James G. Mitchell	Executive Supplemental Retirement Plan	15	$1,728,512
	Deferred Compensation Agreement	Not applicable	$200,415
Mark A. Baker	Executive Supplemental Retirement Plan	7	$1,231,003
James P. Keane	Executive Supplemental Retirement Plan	8	$1,266,113
Michael I. Love	Executive Supplemental Retirement Plan	8	$1,630,625

(1)	The numbers shown in this column for the Executive Supplemental Retirement Plan represent the number of full years the executive officer has participated in the plan as of the end of fiscal year 2010. Eligibility and benefits under this plan are based on age and continuous years of service with our company, as well as a vesting schedule as described below.

(2)	The amounts shown in this column represent the actuarial present value of the executive officer’s accumulated benefits under the applicable plan or agreement as of the end of fiscal year 2010.

These amounts were calculated using the same assumptions used for financial reporting purposes under generally accepted accounting principles, which are disclosed in Note 12 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2010 filed with the SEC on April 26, 2010.

Executive Supplemental Retirement Plan

Our Executive Supplemental Retirement Plan, or SERP, is an unfunded plan that provides certain defined benefits to participants who are approved by the Compensation Committee. Participants do not make contributions to the SERP, which pays the following benefits following a qualifying retirement, death or total disability:

•	five annual payments equal to the sum of (1) 70% of the participant’s average base salary for the three consecutive calendar years prior to retirement, death or total disability plus (2) $50,000, followed by

•	ten annual payments of $50,000.

A participant is eligible for normal retirement under the SERP at age 65. A participant is eligible for early retirement under the SERP when the participant’s age plus years of continuous service with our company equal 80 or more, but if the participant retires before age 65, payments under the SERP for amounts treated as deferred prior to January 1, 2005 will not start until after the participant has reached age 65 and payments for amounts treated as deferred on or after January 1, 2005 will start on the participant’s early retirement date, unless otherwise elected by the participant. Under the terms of his employment agreement, James G. Mitchell is eligible for early retirement under the SERP when his age plus years of continuous service with our company equals 73. None of the named executive officers is age 65 or older, but James P. Hackett and James G. Mitchell meet the requirements for early retirement, and Michael I. Love met the requirements for early retirement prior to the termination of his employment in December 2009.

Participants are fully vested in the SERP after seven years of participation in the plan, with partial vesting beginning at 20% after three years of participation and increasing 20% per year thereafter. For example, after five years of participation in the SERP, a participant is 60% vested and would receive payments equal to 60% of the amounts described above if he or she qualified for retirement and retired at that point.

Deferred Compensation Agreements

We have individual deferred compensation agreements with James P. Hackett and James G. Mitchell under which they each deferred a portion of their compensation from March 1996 to February 2001. These are unfunded arrangements and are similar to other arrangements we entered into around the same time with other senior employees.

Under his agreement, Mr. Hackett deferred an aggregate of $250,000, and after he reaches age 70 in 2025, he will receive a payment of $300,000 per year for a period of 15 years. Under his agreement, Mr. Mitchell deferred an aggregate of $100,000, and after he reaches age 70 in 2020, he will receive a payment of $81,600 per year for a period of 15 years. These payment streams reflect an implied annual rate of return of approximately 8.55%. If either Mr. Hackett or Mr. Mitchell dies before age 70, his heirs would be entitled to receive reduced payments under his agreement, and in the event his employment is terminated for cause, we would pay him only the original amount he deferred.

Deferred Compensation

The following table shows information for fiscal year 2010 regarding each plan under which compensation may be deferred on a basis that is not tax-qualified.

Fiscal Year 2010 Nonqualified Deferred Compensation

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
Name	Last FY (1)	Last FY	in Last FY (2)	Distributions	at Last FYE (3)
James P. Hackett	$18,574	—	$115,899	$399,652 (4)	$201,667
David C. Sylvester	—	—	$13,018	—	$37,824
James G. Mitchell	—	—	$21,191	—	$87,506
Mark A. Baker	—	—	$70,706	—	$212,042
James P. Keane	—	—	$34,634	—	$176,262
Michael I. Love	$47,633	—	$170,475	—	$606,545

(1)	The amounts shown in this column are the amounts deferred by the officers under our Deferred Compensation Plan. These amounts represent salary earned during fiscal year 2010, or non-equity incentive compensation earned in fiscal year 2009, that would have been paid to the officer during fiscal year 2010 if it had not been deferred under the Deferred Compensation Plan.

(2)	The amounts shown in this column are the earnings in the officers’ accounts under both our Deferred Compensation Plan and our Restoration Retirement Plan. These amounts are not reported in the Summary Compensation Table because the earnings are not preferential.

(3)	The amounts shown in this column are the combined balance of the applicable executive officer’s accounts under our Deferred Compensation Plan and our Restoration Retirement Plan. Of the amounts contributed to these plans, $135,329 for James P. Hackett, $26,640 for David C. Sylvester, $0 for James G. Mitchell, $87,677 for Mark A. Baker, $105,939 for James P. Keane and $281,850 for Michael I. Love were reported as compensation in Summary Compensation Tables in our proxy statements for previous fiscal years.

(4)	This amount represents a special lump-sum distribution elected by James P. Hackett under the terms of the Deferred Compensation Plan in accordance with the transition rules of the American Jobs Creation Act of 2004.

Deferred Compensation Plan

Under our Deferred Compensation Plan, participants may elect to defer up to 25% of their base salary and/or up to 50% of their short-term award under the MIP into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan. Funds deferred under the Deferred Compensation Plan are deemed invested in one or more market investment funds selected by the participant and are payable to the participant after termination of employment in either a lump sum or installments, at the election of the participant.

Restoration Retirement Plan

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. We make annual additions to a participant’s bookkeeping account under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan up to a combined maximum of two times the limit under Section 401(a)(17).

The vesting period for our contributions to the Restoration Retirement Plan is two years. Participants select from several investment fund options for their accounts under the Retirement Plan, and the rate of return a participant earns on his or her Retirement Plan account is also applied to the participant’s Restoration Retirement Plan account. Following termination of employment, a participant’s account balance in the Restoration Retirement Plan, to the extent vested, is paid out to the participant either in a lump sum or installments.

Termination or Change in Control Payments

The following table shows the estimated payments that would have been made to the named executive officers if a termination of employment and/or change in control had happened on February 26, 2010, the last day of our fiscal year 2010. The information presented in the table for Michael I. Love reflects the amounts paid or payable in connection with the termination of his employment as of December 31, 2009.

The various circumstances under which payments would have been made are categorized as follows:

•	Retirement–meaning the officer voluntarily terminated his employment and was eligible for retirement or early retirement benefits under the applicable plan, which generally occurs when the officer’s age plus years of continuous service at our company equals or exceeds 80. James P. Hackett and James G. Mitchell were the only named executive officers who were eligible to receive certain retirement or early retirement benefits as of February 26, 2010, so we do not present any information about payments that would be made upon retirement to any of the other named executive officers.

•	Death or disability–meaning the officer died or the officer’s employment terminated due to a “disability,” as defined in the applicable plans.

•	Termination without cause–meaning we terminated the officer’s employment without “cause,” as defined in the applicable plans.

•	Change in control–meaning a “change in control” of our company (as defined in the applicable plans) had taken place, regardless of whether or not the officer’s employment terminated.

•	Termination after change in control–meaning the officer’s employment terminated within two years after a change in control either (a) by us (or our successor) without cause or (b) by the officer for “good reason,” as defined in the applicable plans. The amounts reflected in the table below for a termination after change in control would be reduced by those amounts which had been paid to the officer upon the change in control which preceded his termination. James G. Mitchell is not entitled to receive any benefits upon a termination by him for good reason following a change in control, and the benefits that he would be entitled to receive upon a termination by us or our successor without cause following a change in control are the same as the benefits he would receive for a termination without cause without any change in control occurring other than the benefits he would receive with regard to outstanding stock awards.

Potential Payments upon Termination or Change in Control

Name and	Severance	MIP	Stock		Other	Excise Tax
Triggering Event	Payment (1)	Balance (2)	Awards (3)	SERP (4)	Benefits (5)	Gross Up (6)	Total
James P. Hackett:
Retirement	—	$403,419	$1,921,397	$3,260,001	—	—	$5,584,817
Death or disability	—	$403,419	$1,149,782	$3,260,001	—	—	$4,813,202
Termination without cause	$3,600,000	$403,419	$1,921,397	$3,260,001	$37,150	—	$9,221,967
Change in control	—	$403,419	$1,037,732	—	—	—	$1,441,151
Termination after change in control	$5,400,000	$403,419	$1,037,732	$3,260,487	$37,150	—	$10,138,788
David C. Sylvester:
Death or disability	—	$128,580	$449,643	—	—	—	$578,223
Termination without cause	$684,000	$128,580	$213,893	—	$28,051	—	$1,054,523
Change in control	—	$128,580	$402,780	—	—	—	$531,360
Termination after change in control	$1,368,000	$128,580	$402,780	$1,341,553	$28,051	$846,351	$4,115,315
James G. Mitchell:
Retirement	—	—	—	$1,728,512	$121,056	—	$1,849,568
Death or disability	—	$125,620	$410,532	$1,728,512	$121,056	—	$2,385,720
Termination without cause	$1,349,324	$125,620	$194,886	$1,728,512	$141,056	—	$3,539,398
Change in control	—	$125,620	$367,894	—	—	—	$493,514
Termination after change in control	$1,349,324	$125,620	$367,894	$1,728,512	$141,056	—	$3,712,406
Mark A. Baker:
Death or disability	—	$155,822	$513,339	$1,861,289	—	—	$2,530,450
Termination without cause	$828,000	$155,822	$245,580	—	$38,118	—	$1,267,520
Change in control	—	$155,822	$461,293	—	—	—	$617,115
Termination after change in control	$1,656,000	$155,822	$461,293	$1,603,591	$38,118	—	$3,914,824
James P. Keane:
Death or disability	—	$191,031	$489,365	$2,015,770	—	—	$2,696,166
Termination without cause	$862,200	$191,031	$247,886	—	$38,360	—	$1,339,477
Change in control	—	$191,031	$443,889	—	—	—	$634,920
Termination after change in control	$1,724,400	$191,031	$443,889	$1,705,125	$38,360	—	$4,102,805
Michael I. Love:
Termination without cause	$571,200	$437,947	$688,502	$1,630,625	$43,352	—	$3,371,626

(1)	Severance Payment: The amounts shown in this column reflect the severance payments that would be made pursuant to our Executive Severance Plan (other than for James G. Mitchell), determined as follows:

• For our CEO:

— in the event of a termination without cause, two times the sum of (a) his base salary on the date of termination plus (b) his target short-term award under the MIP for the year; and

— in the event of a termination after change in control, three times the sum of (a) and (b).

• For each of the other named executive officers other than James G. Mitchell and Michael I. Love:

— in the event of a termination without cause, one times the sum of (a) his base salary on the date of termination plus (b) his target short-term award under the MIP for the year; and

— in the event of a termination after change in control, two times the sum of (a) and (b).

• For James G. Mitchell, in the event of a termination without cause or a termination after a change of control, a payment of $1,349,324 pursuant to the terms of his employment agreement with us.

• For Michael I. Love, the amount to be received by Mr. Love in connection with termination of his employment on December 31, 2009, including $382,704 included in the “All Other Compensation” column of the Summary Compensation Table and $188,496 to be paid 24 months after his termination provided that Mr. Love does not engage in competition with us.

(2)	MIP Balance: The amounts shown in this column are the balances of the officers’ accounts under the MIP which would be paid pursuant to the Executive Severance Plan or the MIP. These balances represent long-term MIP awards earned in prior fiscal years which remain unpaid after the crediting of interest and payment of amounts vested for 2010. In the event of death, disability or retirement, the balance would be paid at the time long-term MIP payments are made under the plan for each plan year until the account is exhausted. For Michael I. Love, the amount shown is the balance of his MIP account on December 31, 2009.

(3)	Stock Awards: The amounts shown in this column are the value of the officers’ unvested restricted units and unearned performance shares and performance units that would vest under certain circumstances pursuant to the Incentive Compensation Plan.

In the case of retirement, an officer’s unvested restricted units and unearned performance shares and performance units continue to vest and be earned in accordance with their terms following retirement. For James P. Hackett, the amount shown in the “Retirement” row represents the number of restricted units he held as of February 26, 2010, multiplied by the market price of our stock on that date, and the value reflected for Mr. Hackett’s performance shares and performance units is based on the level of performance through February 26, 2010 against performance goals for those awards and using the market price of our stock on that date.

For Michael I. Love, the amount shown represents the number of restricted units he held on December 31, 2009, multiplied by the market price of our stock on that date, and the value reflected for Mr. Love’s performance shares and performance units is based on the level of performance through February 26, 2010 against performance goals for those awards (as those awards continue to vest and be earned in accordance with their terms) and using the market price of our stock on December 31, 2009.

(4)	SERP: The amounts shown in this column in the “Retirement” and “Termination without cause” rows for James P. Hackett and James G. Mitchell, and in the “Termination after change in control” row for James G. Mitchell only, represent the present value of the benefits each would receive under our Executive Supplemental Retirement Plan in such events, as shown in the Fiscal Year 2010 Pension Benefits Table.

The amounts shown in this column in the “Death or disability” row for each officer other than David C. Sylvester and Michael I . Love represent the present value of the benefits each would receive under the Executive Supplemental Retirement Plan in the event of total disability. In the event of death, the present values of the benefits that would be received are slightly lower and are as follows: James P. Hackett $3,237,189, James G. Mitchell $1,706,647, Mark A. Baker $1,849,845 and James P. Keane $2,007,804. David C. Sylvester was not vested in the Executive Supplement Retirement Plan as of February 26, 2010 and thus would not receive any benefits under the plan in the event of death or disability.

The amounts shown in this column in the “Termination after change in control” row for each officer other than James G. Mitchell are the payments that would be made to the officer pursuant to our Executive Severance Plan with regard to our Executive Supplemental Retirement Plan in the event of a termination after change in control. These payments represent the present value of the benefits the officer would receive under our Executive Supplemental Retirement Plan following retirement, prorated to the extent the officer does not qualify for normal or early retirement at the time of the change in control, but with an additional three years of service and age credited in the case of our CEO or two years of service and age credited in the case of our other named executive officers.

The amount shown in this column for Michael I. Love represents the present value of the benefits Mr. Love will receive under our Executive Supplement Retirement Plan as a result of termination of his employment, as shown in the Fiscal Year 2010 Pension Benefits Table.

(5)	Other Benefits: The amounts shown in this column for each officer other than James G. Mitchell are the sum of:

• the estimated cost to our company of outplacement services that would be provided to the officer for up to 18 months following termination pursuant to the Executive Severance Plan and

• a lump sum payment that would be made under the Executive Severance Plan equal to the premiums that the officer would need to pay to continue health plan coverage for himself and his eligible dependents under our benefit plans for a period of 18 months.

For James G. Mitchell, the amounts shown in this column are the sum of:

• the value of repatriation benefits that would be provided to Mr. Mitchell in connection with any termination of his employment pursuant to his employment agreement, including relocation of Mr. Mitchell and his spouse, movement of household goods, a miscellaneous relocation allowance, a foreign assignment premium (a cash payment fixed at Canadian $9,567), tax gross-ups and equalization payments and tax consulting and preparation services, and

• the estimated cost to our company of outplacement services that would be provided to Mr. Mitchell following termination without cause or termination after change in control pursuant to his employment agreement.

(6)	Excise Tax Gross-Up: The amounts shown in this column are the amounts that would be paid under the Executive Severance Plan to cover any excise taxes due by the officers for the payments and benefits received in connection with a termination after change in control.

In addition to the amounts shown in the Potential Payments upon Termination or Change in Control table, the named executive officers would receive:

•	any base salary and vacation pay which had been earned through the end of the fiscal year but not yet paid or used;

•	their short-term MIP award for the fiscal year and a portion of their long-term MIP awards from prior years, which they would receive, not as severance or an acceleration of benefits, but because they would have been an employee for the full fiscal year;

•	the vested balance of their account under our Retirement Plan, which is available generally to all U.S. employees and does not discriminate in favor of the executive officers;

•	in the case of James G. Mitchell only, the vested balance of his account under the Steelcase Canada Revised Pension Plan, which is available generally to all Canadian employees and does not discriminate in favor of executive officers;

•	the vested balance of their account under the Restoration Retirement Plan and the balance of their account under the Deferred Compensation Plan, both of which are shown in the Fiscal Year 2010 Nonqualified Deferred Compensation table;

•	in the event of retirement only, the right to receive certain healthcare benefits, as described above in Compensation Discussion and Analysis under the heading “Retirement Plans and Practices;” and

•	other welfare benefits, such as a family death benefit in the event of death of the employee, which are available generally to all U.S. employees of Steelcase Inc.

The Potential Payments upon Termination or Change in Control table does not include any payments that would be made to James P. Hackett or James G. Mitchell pursuant to their individual deferred compensation agreements with us, as payments under those agreements are not triggered by termination of employment or a change in control.

Generally, the amounts reflected in the Potential Payments upon Termination or Change in Control table would be paid to the applicable officer in a lump sum following termination of employment or change in control, pursuant to the terms of the applicable plans; however, portions of such amounts would be paid six months after the applicable triggering date and two years after the applicable triggering date. In addition, certain of the amounts reflected in the table are subject to forfeiture in the event the officer competes with us or in the event of certain restatements of our financial statements. See the Compensation Discussion and Analysis under the heading “Other Programs and Practices—Non-compete and Other Forfeiture Provisions” for a discussion of these conditions.

DIRECTOR COMPENSATION

Standard Arrangements

Our standard compensation arrangements for our outside directors during fiscal year 2010 were as follows:

Type of Compensation	Director	Board Chair
Board Annual Retainer	$68,000	$127,500
Committee Chair Annual Retainers:
Audit Committee	$10,000	—
Compensation Committee	$10,000	—
Nominating and Corporate Governance Committee	$5,000	—

The annual retainer amounts were reduced for fiscal year 2010 by 15%, and the prior retainer levels of $80,000 for each director and $150,000 for the Board Chair have been reinstated for fiscal year 2011.

Board annual retainers and committee chair annual retainers are paid 50% in cash and the remaining 50% in either of the following, as selected by the individual director:

•	a deemed investment in Class A Common Stock under our Non-Employee Director Deferred Compensation Plan or

•	Class A Common Stock issued under our Incentive Compensation Plan.

All shares granted to our directors as part of their non-cash director compensation are granted in the form of our Class A Common Stock, pursuant to our Incentive Compensation Plan. The number of shares issued is based on the fair market value of the Class A Common Stock on the date the shares are issued.

Each outside director (including committee chairs but excluding the Board Chair) also receives $1,500 per committee meeting attended, paid in cash. James P. Hackett, our President and CEO, is also a director, but he does not receive any additional compensation for his service as a director or committee member because he is an employee.

All directors (including committee chairs and the Board Chair) are reimbursed for reasonable out-of-pocket expenses incurred to attend Board and committee meetings.

Non-Employee Director Deferred Compensation Plan

Each of our outside directors is eligible to participate in our Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainer and/or committee fees until they no longer serve on our Board. A participating director may elect to have the deferred amount deemed invested in Class A Common Stock or several other investment funds.

Director Compensation

The table below shows the compensation earned by each of our directors, other than our CEO, in fiscal year 2010.

Fiscal Year 2010 Director Compensation Table

	Fees Earned or	Option
Name	Paid in Cash (1)	Awards (2)	Total
William P. Crawford	$72,500	—	$72,500
Earl D. Holton	$77,000	—	$77,000
Michael J. Jandernoa (3)	$78,500	—	$78,500
David W. Joos	$85,500	—	$85,500
Elizabeth Valk Long	$81,500	—	$81,500
Robert C. Pew III	$127,500	—	$127,500
Cathy D. Ross	$94,500	—	$94,500
Peter M. Wege II	$78,500	—	$78,500
P. Craig Welch, Jr.	$81,500	—	$81,500
Kate Pew Wolters	$80,500	—	$80,500

(1)	The amounts shown in this column include amounts paid in cash and amounts which our directors elected to receive in shares of our Class A Common Stock or defer under our Non-Employee Director Deferred Compensation Plan. Shown in the table below are:

•	the number of shares of our Class A Common Stock issued during the fiscal year to those directors who elected to receive a portion of their retainer in the form of shares;

•	the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan during the fiscal year to those directors who elected to defer a portion of their retainer and/or fees as a deemed investment in Class A Common Stock; and

•	the amount of deemed investment in Class A Common Stock under the Non-Employee Director Deferred Compensation Plan by each director as of the end of the fiscal year.

		Deferred
	Shares	Stock	Deferred
	Received	Credited	Stock as of
Director	During FY	During FY	FY End
William P. Crawford	—	6,824	17,859
Earl D. Holton	6,250	1,174	30,885
Michael J. Jandernoa	—	7,767	18,100
David W. Joos	—	21,569	43,496
Elizabeth Valk Long	—	17,055	60,910
Robert C. Pew III	11,720	—	—
Cathy D. Ross	917	7,594	17,944
Peter M. Wege II	6,250	164	4,316
P. Craig Welch, Jr.	12,501	4,120	43,954
Kate Pew Wolters	6,708	60	1,573

(2)	No options were awarded to directors in fiscal year 2010. The aggregate number of options held by each of our directors as of the end of fiscal year 2010 is as follows:

Options
Held as of
Director	FY End
William P. Crawford	15,130
Earl D. Holton	74,117
Michael J. Jandernoa	—
David W. Joos	8,888
Elizabeth Valk Long	15,130
Robert C. Pew III	23,148
Cathy D. Ross	—
Peter M. Wege II	23,148
P. Craig Welch, Jr.	23,148
Kate Pew Wolters	8,888

All of the options shown above are fully vested and have exercise prices ranging from $9.57 to $14.86 per share.

(3)	Mr. Jandernoa resigned from the Board effective in March 2010.

Director Stock Ownership Guidelines

Our non-employee directors are required to elect to take at least 50% of their board annual retainers and committee chair annual retainers in the form of either a deemed investment in Class A Common Stock under our Non-Employee Director Deferred Compensation Plan or Class A Common Stock issued under our Incentive Compensation Plan. Amounts deferred under our Non-Employee Director Deferred Compensation Plan are deferred until the director no longer serves on the Board, and our Board expects that any shares issued to outside directors under our Incentive Compensation Plan will be held by the directors while they serve on the Board.

Other Benefits

During fiscal year 2010, each of our outside directors who is not a retiree of our company was eligible to receive healthcare coverage under our Benefit Plan for Outside Directors, which provides coverage comparable to the Steelcase Inc. Employee Benefit Plan generally available to all employees of Steelcase Inc. The cost of participating in this plan is reported as taxable income for the director. The table below shows, for each outside director who participated in the plan during fiscal year 2010, the amount of taxable income relating to such participation.

Fiscal Year
2010 Taxable
Participating Directors	Income
Michael J. Jandernoa	$10,608
Robert C. Pew III	$11,211
Peter M. Wege II	$10,450
P. Craig Welch, Jr.	$11,211
Kate Pew Wolters	$5,340

Other Payments Received by Certain Directors

William P. Crawford and Robert C. Pew III currently receive or are entitled to receive payments under supplemental retirement and/or deferred compensation arrangements that were in effect when their active employment with us ended. Mr. Crawford also participates in our retiree healthcare benefit plans on the same terms as other U.S. retirees. Their rights to receive those payments and benefits are not conditioned on continued service on our Board.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables on the following pages show the amount of Class A Common Stock and Class B Common Stock beneficially owned by certain persons. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote or dispose of those shares, or if the person has the right to acquire voting or disposition rights within 60 days (for example, by exercising options). Except as stated in the notes following the tables, each person has the sole power to vote and dispose of the shares shown in the tables as beneficially owned.

Each share of Class B Common Stock can be converted into one share of Class A Common Stock at the option of the holder. Ownership of Class B Common Stock is, therefore, deemed to be beneficial ownership of Class A Common Stock under the SEC’s rules and regulations. However, the number of shares of Class A Common Stock and percentages shown for Class A Common Stock in the following tables do not account for this conversion right in order to avoid duplications in the number of shares and percentages that would be shown in the table.

Directors and Executive Officers

This table shows the amount of common stock beneficially owned as of April 26, 2010 by (a) each of our current directors, (b) each of our current executive officers named in the Summary Compensation Table and (c) all of our current directors and executive officers as a group. The address of each director and executive officer is 901 44th Street SE, Grand Rapids, MI 49508.

	Class A Common Stock (1)			Class B Common Stock
	Shares			Shares
	Beneficially	Stock	Percent	Beneficially	Percent
Name	Owned	Options (2)	of Class	Owned	of Class
Mark A. Baker	63,180	103,851	*	—	—
William P. Crawford (3)	410	15,130	*	7,229,397	14.7
Connie K. Duckworth	1,438	—	*	—	—
James P. Hackett (4)	232,405	408,099	*	81,900	*
Earl D. Holton	20,431	66,099	*	—	—
David W. Joos (5)	11,400	8,888	*	—	—
James P. Keane	61,026	172,739	*	—	—
Elizabeth Valk Long (6)	1,400	15,130	*	—	—
James G. Mitchell (7)	35,828	33,333	*	—	—
Robert C. Pew III (8)	139,883	15,130	*	4,524,691	9.2
Cathy D. Ross	1,523	—	*	—	—
David C. Sylvester	33,252	27,777	*	—	—
Peter M. Wege II (9)	42,825	15,130	*	—	—
P. Craig Welch, Jr. (10)	121,374	15,130	*	4,805,763	9.8
Kate Pew Wolters (11)	22,124	8,888	*	4,891,283	10.0
Directors and executive officers as a group (20 persons) (12)	948,347	1,109,866	2.4	21,533,034	43.9

*	Less than 1%

(1)	If the number of shares each director or executive officer could acquire upon conversion of his or her Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following directors and executive officers would be deemed to beneficially own the number of shares of Class A Common Stock (including stock options) and the percentage of the total shares of Class A Common Stock listed opposite their names:

	Number of	Percent of
Name	Shares	Class A
William P. Crawford	7,244,937	7.9
James P. Hackett	722,404	*
Robert C. Pew III	4,679,704	5.3
P. Craig Welch, Jr.	4,942,267	5.6
Kate Pew Wolters	4,922,295	5.5
Directors and executive officers as a group (20 persons)	23,591,247	22.1

*	Less than 1%

(2)	This column shows the number of shares of Class A Common Stock that can be acquired by exercising stock options which are currently vested or will vest within 60 days of April 26, 2010.

(3)	Includes (a) 355,454 shares of Class B Common Stock of which Mr. Crawford shares the power to vote and dispose and (b) 2,846,909 shares of Class B Common Stock held by CRASTECOM B Limited Partnership (see note 13 to the following table), as Mr. Crawford has the right to change the managing partner of such partnership. Of the shares reported, 1,015,841 shares of Class B Common Stock are pledged as security.

(4)	Includes 51,200 shares of Class A Common Stock and 74,760 shares of Class B Common Stock of which Mr. Hackett shares the power to vote and dispose.

(5)	Includes 11,400 shares of Class A Common Stock of which Mr. Joos shares the power to vote and dispose.

(6)	Includes 1,400 shares of Class A Common Stock of which Ms. Long shares the power to vote and dispose.

(7)	Includes 35,828 shares of Class A Common Stock of which Mr. Mitchell shares the power to vote and dispose.

(8)	Includes (a) 2,500 shares of Class A Common Stock and 264,356 shares of Class B Common Stock of which Mr. Pew III shares the power to vote and dispose and (b) 2,731,428 shares of Class B Common Stock of which Mr. Pew III shares the power to dispose but has the sole power to vote.

(9)	Includes 28,520 shares of Class A Common Stock of which Mr. Wege II shares the power to vote and dispose.

(10)	Includes (a) 3,637,285 shares of Class B Common Stock of which Mr. Welch, Jr. shares the power to dispose and (b) an additional 434,078 shares of Class B Common Stock of which Mr. Welch, Jr. shares the power to vote and dispose.

(11)	Includes 2,931,428 shares of Class B Common Stock of which Ms. Wolters shares the power to dispose but has the sole power to vote.

(12)	Includes all ten of our executive officers, only five of whom are named in the table. The numbers shown include (a) the shares described in notes (3) through (11) above, (b) 7,340 shares of Class A Common Stock of which our executive officers share the power to vote and dispose and (c) 7,150 restricted shares of Class A Common Stock of which our executive officers have the power to vote but do not have the power to dispose within 60 days of April 26, 2010.

Beneficial Owners of More than Five Percent of Our Common Stock

This table shows the amount of common stock beneficially owned as of April 26, 2010 by each person, other than our directors and executive officers, who is known by us to beneficially own more than 5% of our Class A Common Stock or 5% of our Class B Common Stock. The information set forth in this table is based on the most recent Schedule 13D or 13G filing made by such persons with the

SEC, except where we know of any changes in beneficial ownership holdings after the date of such filings.

The percentages listed in the Percent of Class column for Class B Common Stock add up to more than 100% because (1) as described in the notes to the table, some of the persons listed in the table share the power to vote and dispose of shares of Class B Common Stock with one or more of the other persons listed in the table and (2) for many persons listed in the table, the number of Shares Beneficially Owned is based on filings by such persons with the SEC as of December 31, 2009 or earlier but the Percent of Class is calculated based on the total number of shares of Class B Common Stock outstanding on April 26, 2010.

	Class A		Class B
	Common Stock (1)		Common Stock
	Shares		Shares
	Beneficially	Percent	Beneficially	Percent
Name	Owned	of Class	Owned	of Class
Fifth Third Bancorp, Fifth Third Bank—an Ohio banking corporation and Fifth Third Bank—a Michigan banking corporation (2)	4,151,705	4.9	37,561,139	76.5
Robert C. Pew II (3)	20,258	*	9,473,563	19.3
Columbia Wanger Asset Management, L.P. (4)	6,640,300	7.9	—	—
Capital Research Global Investors (5)	6,340,000	7.6	—	—
WEDGE Capital Management, L.L.P. (6)	5,259,871	6.3	—	—
Bonnico Limited Partnership (7)	—	—	4,857,342	9.9
LSV Asset Management (8)	4,806,409	5.7	—	—
Anne Hunting (9)	370,987	*	4,223,470	8.6
Cooke & Bieler, L.P. (10)	4,485,835	5.3	—	—
ABJ Investments, Limited Partnership and Olive Shores Del, Inc. (11)	1,258,491	1.5	3,000,000	6.1
Thomas Crawford, Jr. (12)	1,385,739	1.7	2,846,909	5.8
CRASTECOM B Limited Partnership (13)	—	—	2,846,909	5.8
John R. Hunting (14)	485,754	*	2,502,811	5.1

*	Less than 1%

(1)	If the number of shares each shareholder could acquire upon conversion of its, his or her Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following holders of Class B Common Stock would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

	Number of	Percent of
Name	Shares	Class A
Fifth Third Bancorp, Fifth Third Bank—an Ohio banking corporation and Fifth Third Bank — a Michigan banking corporation	41,712,844	34.3
Robert C. Pew II	9,493,821	10.2
Bonnico Limited Partnership	4,857,342	5.6
Anne Hunting	4,594,457	5.3
ABJ Investments, Limited Partnership and Olive Shores Del, Inc.	4,258,491	4.9
Thomas Crawford, Jr.	4,232,648	4.8
CRASTECOM B Limited Partnership	2,846,909	3.4
John R. Hunting	2,988,565	3.6

(2)	The address of Fifth Third Bancorp and Fifth Third Bank—an Ohio banking corporation is Fifth Third Center, Cincinnati, OH 45263 and the address of Fifth Third Bank—a Michigan banking corporation is 111 Lyon Street NW, Grand Rapids, MI 49503. We refer to Fifth Third Bancorp, Fifth Third Bank—an Ohio banking corporation and Fifth Third Bank—a Michigan banking corporation collectively as “Fifth Third” in this note. Includes (a) 2,495,042 shares of Class A Common Stock and 9,964,495 shares of Class B Common Stock of which Fifth Third shares with others the power to vote and (b) 1,612,902 shares of Class A Common Stock and 19,155,399 shares of Class B Common Stock of which Fifth Third shares with others the power to dispose.

We believe there is substantial duplication between the shares which Fifth Third beneficially owns and the shares which are beneficially owned by the other persons listed in this table and the previous table, because, among other reasons, Fifth Third serves as a co-trustee of a number of trusts of which our directors and executive officers and other beneficial owners of more than 5% of our common stock serve as co-trustees.

(3)	The address of Mr. Robert C. Pew II is Steelcase Inc., 901 44th Street SE, Grand Rapids, MI 49508.

(4)	The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. Columbia Wanger Asset Management has the sole power to vote only 6,410,000 shares of Class A Common Stock.

(5)	The address is Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(6)	The address of WEDGE Capital Management, L.L.P. is 301 S. College Street, Suite 2920, Charlotte, NC 28202-6002. WEDGE Capital Management has the sole power to vote only 4,216,161 shares of Class A Common Stock.

(7)	The address of Bonnico Limited Partnership is c/o Fifth Third Bank, 111 Lyon Street, N.W., Grand Rapids, MI 49503. The information reported for Bonnico is based upon a Schedule 13G amendment dated December 31, 2005. No further shareholding information has been reported by Bonnico after December 31, 2005.

(8)	The address of LSV Asset Management is 1 North Wacker Drive, Suite 4000, Chicago, IL 60606.

(9)	The address of Ms. Anne Hunting is 1421 Lake Road, Lake Forest, IL 60045. Includes 4,476,971 shares of Class B Common Stock of which Ms. Hunting shares the power to vote and dispose. The information reported for Ms. Hunting is based upon a Schedule 13G amendment dated December 31, 2001 and subsequent conversions by Ms. Hunting of Class B Common Stock into Class A Common Stock. No further shareholding information has been reported by Ms. Hunting after December 31, 2001.

(10)	The address of Cooke & Bieler, L.P. is 1700 Market Street, Suite 3222, Philadelphia, PA 19103. Includes 2,789,779 shares of Class A Common Stock which Cooke & Bieler share the power to vote and 4,368,895 shares of Class A Common Stock of which Cooke & Bieler share the power to dispose.

(11)	The address of ABJ Investments, Limited Partnership and Olive Shores Del, Inc. is P.O. Box 295, Cimarron, CO 81220. Olive Shores Del, Inc. is the sole general partner of ABJ Investments, Limited Partnership. The information reported for ABJ Investments and Olive Shores Del is based upon a Schedule 13G amendment dated December 31, 2007 in which those entities reported that they had ceased to be the beneficial owner of more than 5% of our Class A Common Stock and thus were no longer subject to reporting on Schedule 13G. No further shareholding information has been reported by ABJ Investments or Olives Shores Del after December 31, 2007.

(12)	The address of Mr. Thomas Crawford, Jr. is c/o Jeffrey A. Ott, Warner Norcross & Judd LLP, 900 Fifth Third Center, 111 Lyon Street, NW, Grand Rapids, MI 49503. Includes 2,846,909 shares of Class B Common Stock held by CRASTECOM B Limited Partnership (see note 13 below).

(13)	The address of CRASTECOM B Limited Partnership is 2640 Puuholo Road, 112, Koloa, Kauai, HI 95756-9623. Mr. Thomas Crawford, Jr. is the managing partner of this partnership, and the shares held by this partnership are included in his beneficial ownership in this table, as well as in the beneficial ownership of Mr. William P. Crawford, Mr. Thomas Crawford, Jr.’s brother, in the previous table.

(14)	The address of Mr. John R. Hunting is 2000 P Street, Washington DC 20036. Includes 2,212,363 shares of which Mr. Hunting shares the power to vote and dispose. The information reported for Mr. Hunting is based upon a Schedule 13G dated June 18, 1998, as well as subsequent conversions by Mr. Hunting of Class B Common Stock to Class A Common stock. No further shareholding information has been reported by Mr. Hunting since June 18, 1998.

PROPOSAL 2—APPROVAL OF THE
STEELCASE INC. INCENTIVE COMPENSATION PLAN

Our Incentive Compensation Plan, or ICP, was first adopted by our Board of Directors on October 27, 1997 and approved by our shareholders on December 2, 1997. The Compensation Committee of our Board of Directors most recently amended and restated the ICP as of February 27, 2010. Your approval of the ICP as amended and restated is necessary to increase the maximum size of several types of individual awards that can be granted under the plan.

We have recently made a shift in our compensation strategy to increase the percentage of compensation awarded to our executive officers in the form of long-term equity incentive awards and reduce the percentage of their compensation awarded in the form of cash-based incentive awards in order to better align with the interests of our shareholders. In connection with this change in strategy, we are seeking approval to increase the limits on grants that can be made in any one fiscal year to any one participant under the ICP as follows:

•	increase the maximum aggregate grant for restricted stock awards from 200,000 shares to 250,000 shares,

•	increase the maximum aggregate payout for performance shares, performance units or cash-based awards from the value of 250,000 shares to the value of 750,000 shares,

•	increase the maximum aggregate payout for phantom shares from 250,000 shares to 750,000 shares and

•	increase the maximum aggregate grant for other share-based awards from 200,000 shares to 250,000 shares.

As amended and restated, the ICP is effective with respect to any award established on or after February 27, 2010. However, the increase in the maximum size of individual awards that can be granted under the ICP are subject to your approval of this Proposal 2.

Our Board of Directors believes the existing awards under the ICP have enhanced our position in the highly competitive market for managerial and executive talent and have aligned the long-term interests of participants with those of the shareholders and that the continued maintenance of the ICP is necessary to meet our objectives of attracting, retaining and compensating our key employees and others.

Background

Shares Available for Issuance

There are 25,000,000 shares of our Class A Common Stock reserved for issuance under the ICP, no more than 6,000,000 of which could be granted in the form of restricted stock.

Section 162(m)

Section 162(m) generally limits the deductibility for tax purposes of compensation in excess of $1 million per year paid by a publicly traded company to certain executive officers who are deemed to be “covered employees” under the Internal Revenue Code. Compensation that qualifies under Section 162(m) as “performance-based” compensation is, however, exempt from the $1 million deductibility limitation. The deductibility of payments made under the ICP resulting in total covered compensation in excess of $1 million for our covered employees following the Meeting will depend on whether the payment is performance-based within the meaning of Section 162(m).

As amended and restated, the ICP is intended to enable us to grant awards that satisfy the requirements of a performance-based compensation program under Section 162(m), including the requirement that the compensation must be paid solely on account of the attainment of pre-established, objective performance goals. However, in order for compensation granted pursuant to the ICP to qualify for the performance-based exemption from the applicability of Section 162(m), the material terms under which the compensation is to be paid must be disclosed to and approved by shareholders in a separate vote prior to payment. Accordingly, we are asking you to approve the ICP as amended and restated.

Plan Description

The following is a summary of the material provisions of the ICP. The summary is qualified in its entirety by the specific language of the ICP, which is attached as Exhibit A.

Purposes

The purposes of the ICP are to:

•	optimize the profitability and growth of our company through annual and long-term incentives that are consistent with our goals and link the personal interests of ICP participants with those of our shareholders;

•	provide participants with an incentive for excellence in individual performance;

•	promote teamwork among participants;

•	provide flexibility for us to attract and retain the services of participants who make significant contributions to our success; and

•	allow participants to share in our success.

Administration

Our Board of Directors is generally responsible for the administration of the ICP. However, the Board has delegated its administrative authority to the Compensation Committee other than with respect to awards to non-employee Directors. Under the ICP, the Compensation Committee has the power to:

•	select the employees and other individuals who will participate in the ICP;

•	determine the size and type of awards;

•	determine the terms and conditions of any award consistent with the terms of the ICP;

•	interpret the ICP and any agreement or instrument entered into under the ICP;

•	establish, amend or waive rules and regulations for the ICP’s administration; and

•	amend the terms and conditions of any outstanding award as provided under the ICP.

Subject to the limitations described below, our Compensation Committee has delegated authority to our CEO to grant:

•	stock options, not to exceed 5,000 shares to any one person in any one fiscal year and not to exceed 100,000 shares in the aggregate in any one fiscal year,

•	restricted stock, not to exceed 2,000 shares to any one person in any one fiscal year and not to exceed 40,000 shares in the aggregate in any one fiscal year, and

•	restricted units, not to exceed 2,000 shares to any one person in any one fiscal year and not to exceed 40,000 units in the aggregate in any one fiscal year.

Our CEO may not grant any awards to any of our executive officers.

Eligibility

The ICP is open to participation by all employees and directors of Steelcase and its subsidiaries or affiliates and any other person designated by the Compensation Committee. Of those eligible, the

Compensation Committee determines who will receive awards. There are currently approximately 620 participants in the ICP.

Types of Awards

The ICP provides for the grant of stock options, stock appreciation rights, shares of restricted stock, performance shares, performance units and cash-based awards, phantom shares or other share-based awards. These awards are discussed in more detail below.

Stock Options

Options granted under the ICP may be incentive stock options meeting the definition of an incentive stock option under Section 422 of the Internal Revenue Code or options that do not qualify as incentive stock options (referred to as nonqualified stock options). The Compensation Committee will determine the option price, duration of the option, the number of shares to which the option pertains, termination and transferability rights and other terms and conditions of the option. The option price for each grant will be at least equal to 100% of the closing price of our Class A Common Stock on the NYSE on the date of grant (the “fair market value”).

In no event can an option be exercised later than the tenth anniversary date of its grant. In the event of termination of employment, the options can be exercised in accordance with the terms of the award agreement. The maximum aggregate number of shares that can be granted in the form of stock options in any one fiscal year to any one participant is 500,000 shares, inclusive of any options granted by our CEO.

Stock Appreciation Rights (“SARs”)

The Compensation Committee can grant SARs under the ICP, either in tandem with stock options or freestanding and unrelated to options. The grant price of a freestanding SAR will be the fair market value. The grant price of tandem SARs will equal the option price of the related option.

Upon exercise of a SAR, a participant will be entitled to receive payment from us in an amount determined by multiplying (1) the difference between the fair market value of a share on the exercise date and the grant price, by (2) the number of shares with respect to which the SAR is exercised. The form of payment of a SAR will be determined by the Compensation Committee and may be in shares of common stock, cash or a combination of common stock and cash. The maximum aggregate number of shares that may be granted in the form of SARs in any one fiscal year to any one participant is 500,000 shares.

Restricted Stock

Each grant of restricted stock under the ICP will be evidenced by an award agreement that will specify the period and type of restriction, the number of shares covered by the grant and other provisions that the Compensation Committee may determine to be appropriate. The Compensation Committee has the authority to impose any type of conditions or restrictions as it may deem appropriate, including, without limitation, a requirement that a participant pay a stipulated purchase price for each share of restricted stock or remain employed for a specified period, specific performance goals, restrictions under federal or state securities laws or any combination of these or other types of restrictions. Before the February 27, 2010 amendment and restatement of the ICP, the maximum aggregate number of shares that may have been granted in the form of restricted stock in any one fiscal year to any one participant was 200,000 shares, inclusive of any restricted stock granted by our CEO. We are seeking your approval to raise this limit to 250,000 shares.

Performance Shares/Performance Units and Cash-Based Awards

Each performance share granted under the ICP will have an initial value equal to the fair market value of a share. Each performance unit granted under the ICP will have an initial value determined by the Compensation Committee at the time of grant. Each cash-based award will have a value as may be determined by the Compensation Committee. The Compensation Committee will set performance goals that, if met, will determine the number and/or value of performance shares or performance units or cash-based awards that would be paid to the participant. Participants may be granted full voting rights on the performance shares, and receive dividends or dividend equivalent payments, during the performance period. Before the February 27, 2010 amendment and restatement of the ICP, the maximum aggregate payout (determined at the end of the applicable performance period) with respect to awards of performance shares or performance units or cash-based awards granted in any one fiscal year to any one participant was 250,000 shares. We are seeking your approval to raise this limit to 750,000 shares.

Phantom Shares

Each phantom share granted under the ICP will have an initial value equal to the fair market value on the date of grant. The Compensation Committee may determine the terms and conditions of the award, including any vesting provisions. The holder of any vested phantom shares will be entitled to receive payout on the number of and value of phantom shares earned by the participant over the performance period. Participants may be granted the right to receive dividends on the phantom shares that have been earned but not yet distributed. Before the February 27, 2010 amendment and restatement of the ICP, the maximum aggregate payout (determined at the end of the applicable performance period) with respect to phantom shares granted in any one fiscal year to any one participant was 250,000 shares. We are seeking your approval to raise this limit to 750,000 shares.

Other Share-Based Awards

Subject to the terms of the ICP, the Compensation Committee may grant other share-based awards under the ICP including, without limitation, awards under which shares are acquired or may be acquired in the future. The Compensation Committee, in its sole discretion, will determine the terms and conditions of these awards. Before the February 27, 2010 amendment and restatement of the ICP, the maximum aggregate number of shares that may be granted in the form of other share-based awards in any one fiscal year to any one participant was 200,000 shares, inclusive of any such awards granted by our CEO. We are seeking your approval to raise this limit to 250,000 shares.

Performance Criteria

Any award granted under the ICP may be made subject to the attainment of performance goals. With respect to any award intended to qualify for the performance-based exception to the applicability of Section 162(m), the Compensation Committee shall select the performance criteria from among the following:

•	earnings per share;

•	net income (before or after taxes);

•	return measures (including, but not limited to, return on assets, equity or sales);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise) or cumulative cash flow per share);

•	earnings before or after taxes;

•	gross revenue;

•	operating profit;

•	operating expenses;

•	share price (including, but not limited to, growth measures and total shareholder return);

•	economic value added;

•	implementation or completion of critical projects or processes;

•	strategic business criteria, consisting of one or more objectives based on meeting specified market share, market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, goals relating to acquisitions, divestitures, joint ventures and similar transactions and budget comparisons;

•	personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations and the completion of other corporate transactions; and

•	any combination of, or a specified increase in, any of the foregoing.

The Compensation Committee may adjust the performance criteria to the extent permitted by Section 162(m) and in its discretion may grant awards (including awards based on the foregoing criteria) that are not intended to satisfy the performance-based exception to the applicability of Section 162(m).

Competition

Under the terms of the ICP, if a participant, during the term of his or her employment or during the three-year period following termination of employment, engages in competition with us or any of our subsidiaries or affiliates, the participant will immediately forfeit the right to exercise and/or receive payment for any award, whether the award is vested or unvested. In addition, the participant must return to us any gain realized from exercise of any option which vested within 12 months prior to the date the participant engaged in competition with us. The terms of individual awards granted to participants under the ICP may contain additional non-compete provisions which require forfeiture of unvested awards or the return of shares or the value of shares previously earned in the event that the participant engages in competition with us.

Adjustments to Number of Shares

In the event of any change in our capitalization or in the event of a corporate transaction such as a merger, consolidation, separation or similar event, the ICP provides for appropriate adjustments in the number and class of shares of common stock available for issuance or grant and in the number and/or price of shares subject to awards.

Change in Control

Under the terms of the ICP, in the event of an occurrence of a Change in Control of our company (as defined in the ICP):

•	all outstanding options and SARs become immediately exercisable and remain exercisable throughout their entire term;

•	restriction periods and restrictions imposed on shares of restricted stock (other than performance-based restricted stock) immediately lapse; and

•	the target payout opportunities attainable under all outstanding awards of performance-based restricted stock, performance units, performance shares, cash-based awards and share-based awards are deemed to have been fully earned for the entire performance period(s) as of the effective date of the Change in Control. The vesting of all awards denominated in shares will be accelerated as of the effective date of the Change in Control. Additionally, there will be paid out to participants, within 30 days following the effective date of the Change in Control, a pro rata number of shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the performance period which has elapsed prior to the Change in Control. Awards denominated in cash will be paid pro rata to participants in cash within 30 days following the effective date of the Change in Control, with the proration determined as a function of the length of time within the performance period that has elapsed prior to the Change in Control and based on an assumed achievement of all relevant targeted performance goals.

In the event of a Change in Control in which the consideration paid to our shareholders is solely cash, our Board may provide that each award under the ICP will be cancelled upon the occurrence of the Change in Control in exchange for a payment equal to the consideration paid per share in the Change in Control over the exercise or purchase price, if any, per share of the award, multiplied by the number of shares granted under the award.

Nontransferability

Except as otherwise provided in a participant’s award agreement, awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In addition, except as otherwise provided in a participant’s award agreement, a participant’s rights under the ICP will be exercisable during the participant’s lifetime only by the participant or the participant’s legal representative.

Clawback Provision

Awards made under the ICP to any participant who also participates in our Executive Severance Plan may be subject to forfeiture in the event of any material restatement of our financial results. In the event of a material restatement, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to any future awards or other equity-based compensation under the ICP or be required to repay prior awards or cash payments under the ICP determined by the Compensation Committee to have been inappropriately received by the participant. In the event of a material restatement due to fraud, any participant who the Compensation Committee determines participated in or is responsible for the fraud will forfeit the right to future awards or other equity-based compensation under the ICP and be required to repay any awards or cash payments made under the ICP in excess of the amounts that would have been received based on the restated financial results.

Amendment, Modification and Termination of the Plan

Our Board of Directors may at any time amend, suspend or terminate the ICP in whole or in part. However, no amendment will be made without shareholder approval if that approval is necessary to comply with applicable tax or regulatory requirements. No termination, amendment or modification of the ICP may adversely affect in any material way any award previously granted under the ICP without the written consent of the participant holding the award. The Change in Control provisions of the ICP may not be amended, terminated or modified after a Change in Control to adversely affect any award previously granted under the ICP without the written consent of the participant holding the award.

Employees from the United Kingdom and France

Our employees from the United Kingdom and France are eligible to participate in the ICP. However, special provisions may apply to their participation. The stock reserved for issuance under the ICP is used to settle awards granted to our employees from the United Kingdom and France.

Federal Income Tax Consequences

The following discussion of certain relevant federal income tax effects applicable to stock options, SARs and other stock-based awards granted under the ICP is a summary only, and reference is made to the Internal Revenue Code for a complete statement of all relevant federal tax provisions.

Options

In general, no taxable income is realized by a participant upon the grant of an incentive stock option (“ISO”). If shares of common stock are issued to a participant (“option shares”) pursuant to the exercise of an ISO granted under the ICP and the participant does not dispose of the option shares within the two-year period after the date of grant or within one year after the participant’s receipt of the option shares (a “disqualifying disposition”), then, generally (1) the participant will not realize ordinary income upon exercise and (2) upon sale of the option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to the participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.”

If option shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price paid for the option shares.

Subject to certain exceptions, an option generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as a nonqualified stock option as discussed below.

With respect to nonqualified stock options, the participant will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the participant for the shares. Upon a subsequent disposition of the shares received under the option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

In general, we will receive an income tax deduction at the same time and in the same amount that is taxable to the employee as compensation, as long as the amount constitutes reasonable compensation.

SARs

The recipient of a grant of SARs will not realize taxable income, and we will not be entitled to a deduction with respect to the grant on the date of the grant. Upon the exercise of SAR, the recipient will realize ordinary income equal to the amount of cash (including the amount of any taxes withheld) and the fair market value of any shares received at the time of exercise. We will be entitled to a corresponding deduction, equal to the amount of income realized, as long as the amount constitutes reasonable compensation.

Restricted Stock

A participant who receives a grant of restricted stock will not recognize any taxable income at the time of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). A participant’s rights in restricted stock awarded under the ICP are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the participant. However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the participant does not make a Section 83(b) election within 30 days of receipt of the restricted shares, the fair market value of the shares on the date the restrictions lapse, less any amount paid by the participant for the shares, will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse. We generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes as long as the amount constitutes reasonable compensation.

Performance Units, Performance Shares, Cash-Based Awards and Phantom Shares

The recipient of a grant of performance units, performance shares, cash-based awards or phantom shares will not realize taxable income, and we will not be entitled to a deduction, with respect to a grant on the date of the grant. Upon the payout of the award, the recipient will realize ordinary income, and we will be entitled to a corresponding deduction, equal to the amount of cash or stock received, as long as the amount constitutes reasonable compensation.

Other Share-Based Awards

The recipient of a grant of a share-based award will not realize taxable income, and we will not be entitled to a deduction, with respect to a grant on the date of the grant. The recipient will realize ordinary income for the amount of stock received less any amount paid for the stock, and we will be entitled to a corresponding deduction, at such time as the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, as long as the amount constitutes reasonable compensation.

ICP Benefits

The number and type of awards that have been granted under the ICP to the named executive officers and our directors which are still outstanding are detailed in the Fiscal Year 2010 Outstanding Equity Awards at Fiscal Year-End table in Executive Compensation, Retirement Programs and Other Arrangements and the Fiscal Year 2010 Director Compensation Table in Director Compensation. The following table shows the number of performance units which have been granted under the ICP during fiscal year 2011 to date for each of our named executive officers, our executive officers as a group, the number of shares issued to our non-employee directors as a group and the number of restricted units granted to our current employees, other than our executive officers, as a group.

Incentive Compensation Plan Awards
Fiscal Year 2011 to date

Number of
Name and Position	Shares or Units
James P. Hackett	225,000
President and Chief Executive Officer
David C. Sylvester	90,000
Vice President, Chief Financial Officer
James G. Mitchell	60,000
President, Steelcase International
Mark A. Baker	100,000
Senior Vice President, Global Operations Officer
James P. Keane	100,000
President, Steelcase Group
Michael I. Love	—
Former President, Nurture by Steelcase
All current executive officers as a group	779,000
All current directors who are not executive officers as a group	11,285
All employees, including all current officers who are not executive officers, as a group	6,000

Information regarding the number of securities to be issued upon the exercise of outstanding options, warrants or rights, the weighted-average exercise price of such options, warrants and rights, and the number of securities remaining available for future issuance under the Incentive Compensation Plan is set forth in Item 12 of our annual report on Form 10-K for fiscal year 2010 filed with the SEC on April 26, 2010, which information is hereby incorporated by reference.

The Board of Directors recommends a vote FOR Proposal 2.

SUPPLEMENTAL INFORMATION

Voting

Michigan law and our by-laws require a quorum for the Meeting, which means that holders of a majority of the voting power entitled to vote must be present in person or represented by proxy in order to transact business at the Meeting. Withheld votes and abstentions are counted in determining whether a quorum has been reached.

Assuming a quorum has been reached, we must determine the results of the vote on each matter submitted for shareholders’ approval. In order to be elected, the director nominees must receive a plurality of the votes cast at the Meeting for the election of directors. For Proposal 2 to be approved, the proposal must receive the affirmative vote of the majority of the votes cast at the Meeting for the proposal.

Under NYSE rules, brokers who hold shares on behalf of their customers (shares held in street name) can vote on certain items when they do not receive instructions from their customers. However, brokers are not authorized to vote on “non-routine” matters if they do not receive instructions from their customers. The election of directors and the approval of our Incentive Compensation Plan are “non-routine” matters under NYSE rules. Therefore, if you fail to give your broker instructions on how to vote on the election of directors or Proposal 2, your shares will not be treated as votes cast in determining the outcome of those matters.

Solicitation of Proxies

Our company will bear the cost of soliciting proxies, which may be done by e-mail, mail, telephone or in person by our directors, officers and employees, who will not be additionally compensated for those activities. We may also reimburse banks, brokers, nominees and other fiduciaries for reasonable expenses they incur in forwarding these proxy materials at our request to the beneficial owners of Class A Common Stock and Class B Common Stock. Proxies will be solicited on behalf of our Board of Directors.

Independent Auditors

Our Audit Committee conducted a competitive process to select a firm to serve as our independent registered public accounting firm for fiscal year 2010. The Audit Committee invited a number of firms to participate in this process, including BDO Seidman, LLP, or BDO, which served as our independent registered public accounting firm for fiscal years 2008 and 2009 and many prior years.

As a result of this process and following careful deliberation, the Audit Committee approved the selection of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm. On April 28, 2009, we engaged Deloitte as our independent registered public accounting firm for fiscal year 2010 and dismissed BDO as our independent registered public accounting firm.

With respect to BDO and its service as our independent registered public accounting firm, during fiscal years 2008 and 2009, as well as the subsequent period preceding their dismissal:

•	BDO’s reports on our consolidated financial statements for fiscal years 2008 and 2009 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

•	There were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of BDO, would have caused them to make a reference to the subject matter of the disagreement(s) in connection with their reports.

•	There were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

We provided BDO with a copy of the statements made in this section. A letter from BDO, dated April 29, 2009, stating its agreement with such statements was included as an exhibit to our Form 8-K, dated April 28, 2009, filed with the SEC on April 30, 2009.

In deciding to engage Deloitte, the Audit Committee reviewed auditor independence and existing commercial relationships with Deloitte, and concluded that Deloitte has no commercial relationship with our company that would impair its independence. During fiscal year 2008 and fiscal year 2009 and the subsequent period prior to engaging Deloitte, we did not consult with Deloitte regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events described in Items 304(a)(1)(iv) and (v) of Regulation S-K.

Representatives of Deloitte & Touche LLP will attend the Meeting, have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

By Order of the Board of Directors,

Lizbeth S. O’Shaughnessy
Vice President,
Chief Legal Officer and Secretary

Grand Rapids, Michigan
May 12, 2010

EXHIBIT A

Steelcase Inc. Incentive Compensation Plan

ARTICLE 1.

Establishment, Objectives, and Duration

1.1 Establishment of the Plan.  Steelcase Inc., a Michigan corporation (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the “Steelcase Inc. Incentive Compensation Plan” (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units, Cash-Based Awards, Phantom Shares and Share-Based Awards. Notwithstanding any provision in the Plan, to the extent that any Award would be subject to Section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A of the Code and any regulations or guidance promulgated thereunder.

The Plan as hereby amended and restated is effective as of February 27, 2010 (the “Effective Date”); provided, however, that the Plan as amended and restated shall be subject to the approval by the shareholders of the Company of the Plan at the annual meeting for such shareholders held in 2010 (the “2010 Meeting”).

1.2 Objectives of the Plan.  The objectives of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives which are consistent with the Company’s goals and which link the personal interests of Participants to those of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3 Duration of the Plan.  The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 18 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions under Awards denominated in Shares, and with respect to all Awards, in no event may an Award be granted under the Plan on or after the tenth anniversary of the Effective Date.

ARTICLE 2.

Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1 “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.2 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units, Cash-Based Awards, Phantom Shares or Share-Based Awards.

2.3 “Award Agreement” means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

2.4 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6 “Cash-Based Award” means an Award granted to a Participant, as described in Article 9 herein.

2.7 “Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a) any Person (other than any Initial Holder or Permitted Transferee) (i) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below, and (ii) the combined voting power of the securities of the Company that are Beneficially Owned by such Person exceeds the combined voting power of the securities of the Company that are Beneficially Owned by all Initial Holders and Permitted Transferees at the time of such acquisition by such Person or at any time thereafter; or

(b) the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with or involving any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereto), at least fifty-five percent (55%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Initial Holder or Permitted Transferee) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty-five percent (55%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

However, in no event shall a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participant in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors).

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership, directly or indirectly, in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means the Compensation Committee of the Board and shall be comprised entirely of Directors who are considered “outside directors” under Section 162(m) of the Code.

2.10 “Company” means Steelcase Inc., a Michigan corporation, including any and all Subsidiaries and Affiliates, and any successor thereto as provided in Article 22 herein.

2.11 “Competition” means directly or indirectly engaging in competition with the Company or any subdivision, subsidiary, or affiliate of the Company (collectively, the “Company Group”) at any time during employment with the Company Group or during the three (3) year period following termination of employment with the Company Group, without prior approval of the administrative Committee. A Plan Participant engages in competition if that person participates directly or indirectly in the manufacture, design or distribution of any products of the same type as those of the Company Group, including, but not limited to, office furniture, office systems or architectural products, or the providing of any related services, for or on behalf of any person or entity other than the Company and its authorized dealers, at any location within or without the United States of America. It is intended that this definition shall be enforced to the fullest extent permitted by law. If any part of this definition shall be construed to be invalid or unenforceable, in whole or in part, then such definition shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by law.

2.12 “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

2.13 “Director” means any individual who is a member of the Board; provided, however, that any Director who is employed by the Company or any Subsidiary or Affiliate shall be considered an Employee under this Plan and, except for purposes of the definition of “Change in Control” under this Plan, shall not be considered a Director.

2.14 “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.15 “Employee” means any employee of the Company or its Subsidiaries or Affiliates. Except for purposes of the definition of “Change in Control” under this Plan, Directors who are employed by the Company shall be considered Employees under this Plan.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17 “Fair Market Value” shall be the closing sales price per Share for the date of grant on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported; if the security is not listed for trading on a national securities exchange, the fair market value of a security as determined in good faith by the Board.

2.18 “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 herein.

2.19 “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

2.20 “Initial Holder” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.

2.21 “Insider” shall mean an individual who is, on the relevant date, an officer, director or more than ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.22 “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.23 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

2.24 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.25 “Participant” means an Employee, Director, or other individual designated by the Board who has been selected to receive an Award or who has an outstanding Award granted under the Plan.

2.26 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.27 “Performance Period” shall have the meaning set forth in Article 8 herein.

2.28 “Performance Share” means an Award granted to a Participant, as described in Article 9 herein.

2.29 “Performance Unit” means an Award granted to a Participant, as described in Article 9 herein.

2.30 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Board, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

2.31 “Permitted Transferee” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company and include a Permitted Trustee solely in its capacity as a trustee of a Permitted Trust.

2.32 “Permitted Trust” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.

2.33 “Permitted Trustee” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.

2.34 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.35 “Phantom Shares” means an Award granted to a Participant pursuant to Article 10 herein.

2.36 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 herein.

2.37 “Share-Based Award” means an Award granted to a Participant pursuant to Article 11 herein.

2.38 “Shares” means the shares of Class A Common Stock of the Company.

2.39 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as a SAR, pursuant to the terms of Article 7 herein.

2.40 “Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company has a fifty percent (50%) or greater voting interest.

2.41 “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

ARTICLE 3.

Administration

3.1 General.  The Plan shall be administered by the Board and the Board may delegate its responsibility to the Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Board may delegate to the Committee any or all of the administration of the Plan; provided, however, that the administration of the Plan with respect to Awards granted to Directors may not be so delegated. To the extent that the Board has delegated to the Committee any authority and responsibility under the Plan, all applicable references to the Board in the Plan shall be to the Committee. The Committee shall have the authority to delegate administrative duties to Employees, officers or Directors of the Company or any other committee approved by the Committee.

3.2 Authority of the Board.  Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Board shall have full power to select Employees and Directors and other individuals who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 18 herein) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Board shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law (and subject to Section 3.1 herein), the Board may delegate its authority as identified herein.

3.3 Decisions Binding.  All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board or the Committee shall be final, conclusive and binding on all persons, including the Company, its shareholders, Directors, Employees, Participants, and their estates and beneficiaries.

ARTICLE 4.

Shares Subject to the Plan and Maximum Awards

4.1 Number of Shares Available for Grants.  Subject to adjustment as provided in Article 17 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be 25,000,000 Shares; no more than 6,000,000 of which may be granted in the form of Shares of Restricted Stock. Shares available under the Plan shall be now or hereafter issued or authorized but unissued. The Board shall determine the appropriate methodology for calculating the number of Shares issued in pursuance of the Plan. Unless and until the Board determines that an Award shall not qualify for the Performance-Based Exception, the following rules shall apply to grants of such Awards under the Plan:

(a) Stock Options:  The maximum aggregate number of Shares that may be granted in the form of Stock Options, pursuant to any Award granted in any one fiscal year to any one single Participant shall be five hundred thousand (500,000).

(b) SARs:  The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one fiscal year to any one single Participant shall be five hundred thousand (500,000).

(c) Restricted Stock:  The maximum aggregate grant with respect to Awards of Restricted Stock granted in any one fiscal year to any one Participant shall be two hundred and fifty thousand (250,000).

(d) Performance Shares/Performance Units and Cash-Based Awards:  The maximum aggregate payout (determined as of the end of the applicable Performance Period) with respect to Cash-Based Awards or Awards of Performance Shares or Performance Units granted in any one fiscal year to any one Participant shall be equal to the value of seven hundred and fifty thousand (750,000) Shares.

(e) Phantom Shares:  The maximum aggregate payout (determined at the end of the applicable Performance Period) with respect to Phantom Shares granted in any one fiscal year to any one Participant shall be equal to the value of seven hundred and fifty thousand (750,000) Shares.

(f) Other Share-Based Awards:  The maximum aggregate number of Shares that may be granted in the form of other Share-Based Awards, pursuant to any Award granted in any one fiscal year to one single Participant shall be two hundred and fifty thousand (250,000).

ARTICLE 5.

Eligibility and Participation

5.1 Eligibility.  Persons eligible to participate in this Plan include all Employees, Directors, and other individuals designated by the Board.

5.2 Actual Participation.  Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible Employees, Directors, and other individuals designated by the Board, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6.

Stock Options

6.1 Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board; provided, however, (a) that no Director shall be granted any ISO and (b) that any Option designed to qualify for the Performance-Based Exception shall be granted only by the Committee.

6.2 Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, termination and transferability rights, and such other provisions as the Board shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

6.3 Option Price.  The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

6.4 Duration of Options.  Each Option granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5 Exercise of Options.  Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6 Payment.  Unless otherwise determined by the Board, Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full in one of the following manners: (a) in cash or its equivalent, or (b) to the extent so provided by the Board, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price or by withholding from issuance upon exercise the Shares with an aggregate Fair Market Value equal to the total Option Price, or (c) by a combination of (a) and (b).

The Board also may allow cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Board determines to be consistent with the Plan’s purpose and applicable law.

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s) or other appropriate documentation of acquisition of such Shares.

6.7 Restrictions on Share Transferability.  The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

ARTICLE 7.

Stock Appreciation Rights

7.1 Grant of SARs.  Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Board. The Board may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

The Board shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

7.2 Exercise of Tandem SARs.  Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.3 Exercise of Freestanding SARs.  Freestanding SARs may be exercised upon whatever terms and conditions the Board, in its sole discretion, imposes upon them.

7.4 SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Board shall determine.

7.5 Term of SARs.  The term of a SAR granted under the Plan shall be determined by the Board, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6 Payment of SAR Amount.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(b) the number of Shares with respect to which the SAR is exercised.

At the discretion of the Board, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The Board’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

ARTICLE 8.

Restricted Stock

8.1 Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Board shall determine; provided, however, that Shares of Restricted Stock designed to qualify for the Performance-Based Exception shall be granted only by the Committee.

8.2 Restricted Stock Agreement.  Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Board shall determine.

8.3 Other Restrictions.  The Board shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws. The time period during which the performance goals must be met shall be called a “Performance Period.” The performance goals with respect to Awards designed to qualify for the Performance-Based Exception shall be established in writing by the Committee prior to the earlier of (a) ninety (90) days after the commencement of the Performance Period or (b) the date on which 25% of the Performance Period will elapse; provided, that in either case, achievement of the performance goals is substantially uncertain on such date.

The Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied; provided, however, that Shares shall not be delivered with respect to Awards designed to qualify for the Performance-Based Exception prior to the Committee’s certification, in writing, that the performance goals relating to such Awards have been satisfied.

Except as otherwise provided in this Article 8 or otherwise determined by the Board, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.4 Voting Rights.  Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

8.5 Dividends and Other Distributions.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the Shares while they are so held. The Board may apply any restrictions to the dividends that the Board deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Restricted Stock is intended to comply with the requirements of the Performance-Based Exception, the Board may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, including, without limitation, that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception.

ARTICLE 9.

Performance Units, Performance Shares, and Cash-Based Awards

9.1 Grant of Performance Units/Shares and Cash-Based Awards.  Subject to the terms of the Plan, Performance Units, Performance Shares and/or Cash-Based Awards may be granted at any time or from time to time, as shall be determined by the Board; provided, however, that Performance Units, Performance Shares and/or Cash-Based Awards designed to qualify for the Performance-Based Exception shall be granted only by the Committee.

9.2 Award Agreement.  Each Performance Unit, Performance Share and/or Cash-Based Awards grant shall be evidenced by an Award Agreement that shall specify the Performance Period(s) and such other provisions as the Board shall determine.

9.3 Value of Performance Units/Shares and Cash-Based Awards.  Each Performance Unit shall have an initial value that is established by the Board at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as may be determined by the Board. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares and Cash-Based Award that will be paid out to the Participant. The performance goals with respect to Awards designed to qualify for the Performance-Based Exception shall be established in writing by the Committee prior to the earlier of (a) ninety (90) days after the commencement of the Performance Period or (b) the date on which 25% of the Performance Period will elapse; provided, that in either case, achievement of the performance goals is substantially uncertain on such date.

9.4 Earning of Performance Units/Shares and Cash-Based Awards.  Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares and Cash-Based Awards shall be entitled to receive payment with respect to the number and value of Performance Units/Shares and of Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.5 Form and Timing of Payment of Performance Units/Shares and Cash-Based Awards.  Payment of earned Performance Units/Shares and Cash-Based Awards shall be made in lump-sum payments at such time or times designated by the Board following the close of the applicable Performance Period, but in no event later than 2 1/2 months following the end of the calendar year in which the Performance Period closes. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Units/Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares and Cash-Based Awards at the close of the applicable Performance Period plus or minus any investment return from the close of the Performance Period to the date of payment as determined by the Board in its discretion; provided, however, that payment shall not be made with respect to Awards designed to qualify for the Performance-Based Exception prior to the Committee’s certification, in writing, that the performance goals relating to such Awards have been satisfied. Such Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form and timing of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

At the discretion of the Board and subject to the requirements of Section 409A of the Code, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as those that apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.5 herein). In addition, Participants may, at the discretion of the Board, be entitled to exercise their voting rights with respect to such Shares.

ARTICLE 10.

Phantom Shares

10.1 Grant of Phantom Shares.  Subject to the terms of the Plan, Phantom Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board; provided, however, that Phantom Shares designed to qualify for the Performance-Based Exception shall be granted only by the Committee.

10.2 Award Agreement.  Each Phantom Share grant shall be evidenced by an Award Agreement that shall specify the terms and conditions of such Award and such other provisions as the Board shall determine.

10.3 Value of Phantom Shares.  Each Phantom Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Board shall establish the terms and conditions of such Award, including any vesting provisions and performance goals. The performance goals with respect to Awards designed to qualify for the Performance-Based Exception shall be established in writing by the Committee prior to the earlier of (a) ninety (90) days after the commencement of the Performance Period or (b) the date on which 25% of the Performance Period will elapse, provided, that in either case, achievement of the performance goals is substantially uncertain on such date.

10.4 Earning of Phantom Shares.  Subject to the terms of this Plan, the holder of any vested Phantom Shares shall be entitled to receive payout on the number and value of Phantom Shares earned by the Participant over the Performance Period, to be determined by the extent to which the corresponding performance goals have been achieved.

10.5 Form and Timing of Payment of Phantom Shares.  Payment of earned Phantom Shares shall be made in a single lump sum at such time as designated by the Board, but in no event later than 2 1/2 months following the end of the calendar year in which the Phantom Shares vest. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Phantom Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Phantom Shares at such time as designated by the Board; provided, however, that payment shall not be made with respect to Awards designed to qualify for the Performance-Based Exception prior to the Committee’s certification, in writing, that the performance goals relating to such Awards have been satisfied. Such Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

At the discretion of the Board and subject to the requirements of Section 409A of the Code, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Phantom Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as those that apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.5 herein).

ARTICLE 11.

Other Share-Based Awards

Subject to the terms of the Plan, the Board may grant other Share-Based Awards under this Plan, including without limitation, those Awards pursuant to which Shares are acquired or may in the future be acquired and including Awards of dividend equivalents. The Board, in its sole discretion, shall determine the terms and conditions of such other Share-Based Awards.

ARTICLE 12.

Performance Measures

Unless and until the Board proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 12, the attainment of which may determine the degree of payout and/or vesting with respect to Awards which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be based on one or more of the following criteria:

(a) earnings per share;

(b) net income (before or after taxes);

(c) return measures (including, but not limited to, return on assets, equity, or sales);

(d) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), or cumulative cash flow per share);

(e) earnings before or after taxes;

(f) gross revenues;

(g) operating profit;

(h) operating expenses;

(i) share price (including, but not limited to, growth measures and total shareholder return);

(j) economic value added;

(k) implementation or completion of critical projects or processes;

(l) strategic business criteria, consisting of one or more objectives based on meeting specified market share, market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons;

(m) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and

(n) any combination of, or a specified increase in, any of the foregoing.

Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee.

The Board (or the Committee with respect to Awards designed to qualify for the Performance-Based Exception) shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward). Nevertheless, the Board (or the Committee with respect to Awards designed to qualify for the Performance-Based Exception) shall have the authority, to the extent set forth in an applicable Award Agreement or permitted under Section 162(m) of the Code, to make appropriate adjustments in the performance goals under an Award to reflect the impact of the following extraordinary items not reflected in such goals: (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature of infrequent in occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30, and (6) such other items as may be prescribed by Section 162(m) of the Code and the Treasury regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto. The Board (or the Committee with respect to Awards designed to qualify for the Performance-Based Exception) shall have full authority and discretion to, from time to time, as the Board deems necessary or appropriate, modify the accounting principles and components applied in the determination of the degree of attainment of the preestablished performance goals with respect to all Awards.

In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Board determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Board may make such grants without satisfying the requirements of Code Section 162(m).

ARTICLE 13.

Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 14.

Deferrals

The Board may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units/Shares. If any such deferral election is required or permitted, the Board shall, in its sole discretion, establish rules and procedures for such payment deferrals and such deferrals shall comply with Section 409A of the Code and any regulations or guidance promulgated thereunder.

ARTICLE 15.

Rights of Employees/Directors

15.1 Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

15.2 Participation.  No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

15.3 Termination of Employment/Directorship/Relationship.  Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise and/or receive payment for any Award following termination of the Participant’s employment or directorship with the Company, or termination of relationship with the Company. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among Awards and may reflect distinctions based on the reasons for termination.

15.4 Competition.  In the event the Participant engages in any Competition with the Company, the Participant immediately and permanently forfeits the right to exercise and/or receive payment for any Award, whether or not vested. The Participant must return to the Company the Participant’s gain resulting from Options exercised at any time within the twelve-month period preceding the date the Participant became engaged in competition with the Company.

15.5 Nontransferability.  Except as otherwise provided in a Participant’s Award Agreement or determined by the Board, Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of decent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or determined by the Board, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

ARTICLE 16.

Change in Control

16.1 Treatment of Outstanding Awards.

(a) Vesting on Change in Control.  Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(i) Any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;

(ii) Any restriction periods and restrictions imposed on Shares of Restricted Stock which are not performance-based shall lapse;

(iii) The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, Performance Units, Performance Shares, and Cash-Based Awards and Share-Based Awards shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control. The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control a pro rata number of Shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period which has elapsed prior to the Change in Control. Awards denominated in cash shall be paid pro rata to participants in cash within thirty (30) days following the effective date of the Change in Control, with the proration determined as a function of the length of time within the Performance Period which has elapsed prior to the Change in Control, and based on an assumed achievement of all relevant targeted performance goals; and

(iv) Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code, and if the Company determines any Award constitutes deferred compensation subject to Section 409A of the Code, then the vesting of such Award shall be accelerated as of the effective date of the Change in Control in accordance with clauses (i), (ii) and (iii) above, but the Company shall pay such Award on its original payment date, but in no event more than 90 days following the original payment date.

(b) Cashout of Awards.  Notwithstanding any other provision of the Plan, in the event of a Change in Control in which the consideration paid to the holders of Shares is solely cash, the Board may, in its discretion to the extent such treatment does not result in tax penalties under Section 409A of the Code, provide that each Award shall, upon the occurrence of a Change in Control, be cancelled in exchange for a payment in an amount equal to (i) the excess of the consideration paid per Share in the Change in Control over the exercise or purchase price (if any) per Share subject to the Award multiplied by (ii) the number of Shares granted under the Award.

16.2 Termination, Amendment, and Modifications of Change in Control Provisions.  Notwithstanding any other provision of this Plan (but subject to the limitations of Section 18.3 hereof) or any Award Agreement provision, the provisions of this Article 16 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Board may terminate, amend, or modify this Article 16 at any time and from time to time prior to the date of a Change in Control.

ARTICLE 17.

Change in Capitalization

In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, the Board shall make such adjustment in the number and class of Shares which may be delivered under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Section 4.1 as it determines to be appropriate and equitable, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number; provided, further, that no such adjustment shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section.

ARTICLE 18.

Amendment, Modification, and Termination

18.1 Amendment, Modification, and Termination.  Subject to Sections 18.3 and 18.4, the Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, that no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirements. Prior to such approval, Awards may be made under the Plan expressly subject to such approval.

18.2 Adjustment of Awards.  The Board (or its delegate) may make adjustments in the terms and conditions of, and the criteria included in, any Award in any situation it deems appropriate, as long as the adjustment of such Award does not adversely affect the holder; provided, that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m) or 409A of the Code.

18.3 Awards Previously Granted.  Notwithstanding any other provision of the Plan to the contrary (but subject to Article 16, 17, 19 and 23 hereof), no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

18.4 Compliance with Code Section 162(m).  At all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Board determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Board may, subject to this Article 18, make any adjustments it deems appropriate.

ARTICLE 19.

Clawback

If the Company’s financial results are materially restated, the Committee may review the circumstances surrounding the restatement and determine whether and which Participants will be required to forfeit the right to receive any future Awards or other equity based incentive compensation under the Plan and/or repay any Awards or cash payments determined by the Committee to have been inappropriately received by the Participant. If the Company’s financial results are restated due to fraud, any Participant who the Committee determines participated in or is responsible for the fraud causing the need for the restatement, forfeits the right to receive any future Awards or other equity based incentive compensation under the Plan and must repay any Awards or cash payments in excess of the amounts that would have been received based on the restated financial results. Any repayments required under this Article 19 must be made by the Participant within ten (10) days following written demand from the Company. This Article 19 applies only to Participants in the Plan who also participate in the Steelcase Inc. Executive Severance Plan.

ARTICLE 20.

Withholding

20.1 Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

20.2 Share Withholding.  With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

ARTICLE 21.

Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation of Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 22.

Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 23.

Legal Construction

23.1 Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

23.2 Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.3 Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.4 Securities Law Compliance.  With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions or Rule 16b—3 or its successors under the 1934 Act. To the extent any provision of the plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

23.5 Section 409A.  The intent of the parties is that payments and benefits under this Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in

Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

23.6 Governing Law.  To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Michigan.

ARTICLE 24.

Execution

IN WITNESS WHEREOF, Steelcase Inc. has caused this Plan, captioned “Steelcase Inc. Incentive Compensation Plan,” as amended and restated effective as of February 27, 2010, to be executed by its duly authorized officer this 5th day of May, 2010.

STEELCASE INC.

By:	/s/ Nancy S. Hickey

Its:	Senior Vice President, Chief Administrative Officer

901 44TH STREET SE
GH-3E-18
GRAND RAPIDS, MI 49508

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:

8	Access the Internet voting site: www.proxyvote.com.

(	Call 1-800-690-6903 toll-free 24 hours a day, seven days a week.

The deadline for voting by the Internet or telephone is 11:59 p.m. EDT on June 23, 2010.

+	Complete, sign and date the proxy below and return it in the enclosed postage-paid envelope. Proxy cards received and processed before 11:00 a.m. EDT on June 24, 2010 will be voted.

If you vote by Internet or telephone, you do not need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M24942-P95031	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STEELCASE INC.

The Steelcase Inc. Board of Directors recommends a vote FOR the following proposals.
			☐	☐	☐
If you sign and return this card with no specific voting instructions, the shares will be voted FOR all of the following nominees for Director:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line above.

1.	Election of four Directors (terms expiring in 2013)

Nominees:

01) Connie K. Duckworth 02) James P. Hackett 03) David W. Joos 04) P. Craig Welch, Jr.

2.	Approval of the Steelcase Inc. Incentive Compensation Plan.							For	Against	Abstain

								☐	☐	☐

Please sign exactly as your name appears on this proxy form. If shares are held jointly, all owners should sign. If signing for a corporation or partnership, or a trustee, guardian, attorney, agent, executor or administrator, etc., please give your full title.

To update your address, please check the box to the right and mark changes on the reverse where indicated or go to www.shareowneronline.com.					☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Annual Meeting of Shareholders
June 24, 2010
11:00 a.m. EDT
Steelcase Inc.
Global Headquarters
901 44th Street SE
Grand Rapids, Michigan 49508

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
DETACH HERE
M24943-P95031
Steelcase Inc.
901 44th Street SE
Grand Rapids, Michigan 49508
Proxy solicited by the Board of Directors
for the Annual Meeting of Shareholders
The undersigned appoints Robert C. Pew III and James P. Hackett, individually, and with full power of substitution and resubstitution, as such shareholder’s proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of Steelcase Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on June 24, 2010 or any adjournment thereof (the “Annual Meeting”).
This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s) on the proposals identified on the reverse side hereof, and on any other matter properly coming before the Annual Meeting, in the discretion of the proxy. If no contrary direction is made, the shares will be voted FOR all of the proposals.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)